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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ARKANSAS BEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARKANSAS BEST
CORPORATION

Notice of
Annual Meeting
&
Proxy Statement

2007

Contents

ARKANSAS BEST
CORPORATION

Notice of
Annual Meeting of Stockholders
Arkansas Best Corporation

To Be Held on April 24, 2007
To the Stockholders of Arkansas Best Corporation:
You are cordially invited to attend the Annual Meeting of Stockholders of Arkansas Best Corporation (the “Company”) on Tuesday, April 24, 2007 at 8:00 a.m. (CDT) at the principal offices of the Company located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. In addition to this notice, enclosed are a proxy card/ballot and a proxy statement containing information about the following matters to be acted upon at the meeting.

I.	To elect three Class III directors for a term to expire at the 2010 Annual Meeting of Stockholders;

II.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007;

III.	To consider one shareholder proposal, if presented at the meeting;

IV.	To act upon such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.
Only stockholders of record at the close of business on February 23, 2007 are entitled to notice of and to vote at the meeting or any adjournment(s) or postponement(s) thereof. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card/ballot as promptly as possible. It is important that your shares be represented at the meeting.

The Board of Directors urges you to sign and date your enclosed proxy card/ballot and promptly return it in the enclosed pre-addressed, postage-paid envelope even if you are planning to attend the meeting. Many of the Company’s stockholders hold their shares in “street-name” in the name of a brokerage firm or bank. If you hold your shares in “street-name,” please note that only your brokerage firm or bank can sign a proxy on your behalf. Accordingly, you must provide voting instructions to your brokerage firm or bank in order for your shares to be voted on any matter on which your brokerage firm or bank does not have discretionary authority to vote for you. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy considering the recommendations of the Board which are described in this Proxy Statement.
Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.
By Order of the Board of Directors, March 14, 2007.

Robert A. Young III Chairman of the Board	Robert A. Davidson President–Chief Executive Officer
3801 OLD GREENWOOD ROAD / P.O. BOX 10048 / FORT SMITH, ARKANSAS 72917-0048 / 479-785-6000

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ARKANSAS BEST
CORPORATION

Proxy Statement

This Proxy Statement is furnished to the stockholders of Arkansas Best Corporation (“ABC” or the “Company”) in connection with the solicitation of proxies on behalf of the ABC Board of Directors (the “Board”) to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on April 24, 2007 for the purposes set forth in this Proxy Statement. This Proxy Statement, the Notice of Meeting, the related proxy card/ballot and the 2006 Annual Report to Stockholders are being mailed to stockholders beginning on or about March 14, 2007. ABC’s principal place of business is at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, and its telephone number is 479-785-6000.
Record Date
The Board has fixed the close of business on February 23, 2007 as the record date for the 2007 Annual Meeting. Only stockholders of record on that date are entitled to vote at the meeting in person or by proxy.
Proxies
The proxies named on the enclosed proxy card/ballot were appointed by the Board to vote the shares represented by the proxy card/ballot. Upon receipt by the Company of a properly signed and dated proxy card/ballot, the shares represented thereby will be voted in accordance with the instructions on the proxy card/ballot. If a stockholder does not return a signed proxy card/ballot, his or her shares cannot be voted by proxy. Stockholders are urged to mark the ovals on the proxy card/ballot to show how their shares are to be voted. If a stockholder returns a signed proxy card/ballot without marking the ovals, the shares represented by the proxy card/ballot will be voted as recommended by the Board herein and in the proxy card/ballot. The proxy card/ballot also confers discretionary authority to the proxies to vote on any other matter not presently known to the Company that may properly come before the meeting.
Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before the proxy is voted of a duly executed proxy bearing a later date, (ii) by written notice of revocation to the Secretary of the Company received before the proxy is voted or (iii) by such person(s) voting in person at the 2007 Annual Meeting.
Voting Shares
On the record date, there were 25,155,532 shares of the Company’s Common Stock outstanding and entitled to vote (“Common Stock”). Each share of Common Stock is entitled to one vote. The holders in person or by proxy of a majority of the total number of the shares of Common Stock shall constitute a quorum for purposes of the 2007 Annual Meeting. If stockholders holding the number of shares of Common Stock necessary for a quorum shall fail to be present in person or by proxy at the time and place fixed for any meeting, the holders of a majority of the shares entitled to vote who are represented in person or by proxy may adjourn the meeting from time to time, until a quorum is present, and at any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholder vote is determined by counting the number of votes for or against each proposal. Votes are tabulated by the inspector of elections, LaSalle Bank N.A.

Election of Directors. Directors are elected by a plurality of the affirmative votes cast. Accordingly, under Delaware law, abstentions and broker nonvotes will not affect the outcome of the voting. They are neither a vote for nor against the proposal. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card/ballot will be voted for the election of each of the director nominees.
Other Matters. The required vote to approve any matter other than the election of directors is the affirmative vote (i.e., a vote in favor of the matter) by the holders of a majority of the total number of shares of Common Stock present in person or by proxy and entitled to vote on the matter. Under Delaware law, an abstention will have the same effect as a vote against the proposal, and each broker nonvote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the proposal. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card/ballot will be voted for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007 and against the shareholder proposal.
Proposal I. Election of Directors
The Board of Directors recommends a vote “FOR” Proposal I.
The Board is divided into three classes of directorships, with members of the Company’s Board of Directors (“Directors”) in each class serving staggered three-year terms. At each Annual Meeting, the terms of Directors in one of the three classes expire. The Board currently consists of eight members: three in Class III whose members’ terms will expire at the 2007 Annual Meeting, three in Class I whose members’ terms will expire at the 2008 Annual Meeting, and two in Class II whose members’ terms will expire at the 2009 Annual Meeting.
The Board has designated Messrs. John W. Alden, Frank Edelstein and Robert A. Young III as nominees for election as Class III Directors of the Company at the Annual Meeting (each a “Nominee”). Each Nominee currently serves as a Class III Director. If elected, each Nominee will serve until the expiration of his term at the Annual Meeting of the Company’s stockholders in 2010 and until his successor is elected and qualified or until his earlier death, resignation or removal from office.
In conjunction with the appointment of Mr. Alden to the Board in May 2005, the Nominating/Corporate Governance Committee approved Mr. Alden as a Director candidate upon the recommendation of a third-party search firm.
Each Nominee has indicated his willingness to serve as a member of the Board, if elected. If, for any reason not presently known, any of Messrs. Alden, Edelstein or Young are unable or unwilling to serve if elected, your proxy card/ballot may be voted for the election in his stead of a substitute nominee designated by the Board or a committee thereof, unless the proxy withholds authority to vote for the Nominee.
Assuming the presence of a quorum, to be elected a Nominee must receive the affirmative vote of the holders of a plurality of the shares of Common Stock voted on Proposal I, in person or by proxy, at the 2007 Annual Meeting. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card/ballot will be voted for the election of each of the Nominees.

Directors of the Company
The following information relates to the Nominees named above and to the other persons whose terms as Directors will continue after the 2007 Annual Meeting. There are no family relationships among Directors and executive officers of the Company or its subsidiaries.

Name	Age	Business Experience

CLASS III – Nominees for Election at the 2007 Annual Meeting, Term Will Expire 2010

John W. Alden	65	Mr. Alden has been a Director of the Company since May 2005. Mr. Alden retired as Vice Chairman of United Parcel Service of America, Inc. (UPS) in 2000. From 1988 until his retirement from UPS, he served as a director of UPS. Mr. Alden worked for UPS for 35 years in various capacities. Currently, Mr. Alden is also director of Barnes Group, Inc., Dun & Bradstreet Corporation and Silgan Holdings, Inc.

Frank Edelstein	81	Mr. Edelstein has been a Director of the Company since November 1988 and Lead Independent Director of the Board since July 2004. Mr. Edelstein currently provides consulting services to StoneCreek Capital and Kelso & Company, Inc. Mr. Edelstein served as a Vice President of Kelso & Company, Inc. from 1986 to March 1992. Prior to 1986, he served as Chairman and President of International Central Bank & Trust Company and CPI Pension Services, Inc., as well as Senior Vice President, Financial Services Group, at Continental Insurance Corporation. He also has held positions as Corporate Vice President of Automatic Data Processing, Inc. and Executive Vice President of Olivetti Corporation of America. Mr. Edelstein also is a director of Ceradyne, Inc. and IHOP Corp.

Robert A. Young III	66	Mr. Young has been a Director of the Company since 1970 and Chairman of the Board since July 2004. He was Chief Executive Officer of the Company from August 1988 until his retirement in January 2006. He was President from 1973 to 2004 and was Chief Operating Officer from 1973 to 1988. Mr. Young served as President of ABF Freight System, Inc., the Company’s largest subsidiary, from 1979 to 1994. Between 1964 and 1973, he worked as Supervisor of Terminal Operations for ABF; Vice President–General Manager of Data-Tronics Corp., a Company subsidiary; Senior Vice President–National Bank of Commerce of Dallas; and as Vice President, Finance and Executive Vice President of the Company. Mr. Young was a director of Treadco, Inc. from June 1991 to June 1999.

CLASS I – Term Expires at the 2008 Annual Meeting

Robert A. Davidson	59	Mr. Davidson has been a Director of the Company since December 2004 and President–Chief Executive Officer of the Company since February 2006. He continues to serve as ABF Freight System, Inc. President–Chief Executive Officer, a position he has held since February 2003. Mr. Davidson served as President and Chief Operating Officer of the Company from January 2005 until February 2006 and as Vice President of Marketing and Pricing for ABF from August 1997 until February 2003. He was Vice President of Pricing for ABF from April 1982 to August 1997. Between 1972 and 1982, Mr. Davidson served in ABF’s Economic Analysis Department as an Analyst, Manager and Director.

Name	Age	Business Experience

William M. Legg	62	Mr. Legg has been a Director of the Company since April 2002. He retired from Deutsche Banc Alex.Brown (“Alex.Brown”) as Managing Director and assumed the position of Managing Director of Spring Hill Ventures in 2002. During his 31 years at Alex.Brown, he served as Head of Alex.Brown’s Transportation Group and subsequently as Co-Head of Transportation and Aerospace Group at Alex.Brown and Co-Head of Alex.Brown and Sons, Inc.’s Corporate Finance Department. Mr. Legg and his group executed initial public offerings for many logistics companies including: Viking Freight, MS Carriers, Werner Enterprises, J. B. Hunt, Swift, Old Dominion, CH Robinson, and Hub Group. Mr. Legg worked on transportation-related transactions for Deutsche Post, PepsiCo, ARA Services, Transport Development Group and the Company. Mr. Legg earned a BA from Trinity College and an MBA from Loyola College. Prior to joining Alex.Brown in 1971, he served as an officer in the United States Navy.

Alan J. Zakon, Ph.D.	71	Dr. Zakon has been a Director of the Company since February 1993. Dr. Zakon was a Managing Director of Bankers Trust Company from 1989 through 1995, for which he previously served as Chairman, Strategic Policy Committee from 1989 to 1990. From 1980 to 1986, Dr. Zakon was President of Boston Consulting Group before being named its Chairman in 1986, having previously served as Consultant from 1967 to 1969 and Vice President from 1969 to 1980. Dr. Zakon is currently serving as a member of the Board of Directors of Micro-Financial and is a former member of the Advisory Committee to the Stanford University Graduate School of Business.

CLASS II – Term Expires at the 2009 Annual Meeting

Fred A. Allardyce	65	Mr. Allardyce has been a Director of the Company and the Board’s Audit Committee Financial Expert since February 2004. Mr. Allardyce has been Chairman and Chief Executive Officer of Advanced Breath Diagnostics since March 2000 and Chairman of Monitor Instruments since September 2000. From 1977 through 1999, he was employed by American Standard Inc., a publicly traded company, where he served in the following positions: Senior Vice President–Medical Products from January 1999 to December 2000; Chief Financial Officer from 1993 to 1998; Controller from 1984 to 1993; and Assistant Controller from 1977 to 1984. He also served in various financial-related capacities for Joseph E. Seagram & Sons from 1972 to 1977 and at Continental Oil Company from 1965 to 1972. Mr. Allardyce earned a BA in Economics from Yale University and an MBA from the University of Chicago Graduate School of Business, where he was the recipient of the Institute of Professional Accountants Fellowship. Mr. Allardyce was chairman in fiscal 1999–2000 of Financial Executives International, a 15,000-member organization of financial leaders.

John H. Morris	63	Mr. Morris has been a Director of the Company since July 1988 and was a Director of Treadco, Inc. from June 1991 to June 1999. Mr. Morris has been affiliated with StoneCreek Capital since 1992. Mr. Morris served as a Managing Director of Kelso & Company, Inc. from March 1989 to March 1992, was a General Partner from 1987 to March 1989 and prior to 1987, was a Vice President. Prior to 1985, Mr. Morris was President of LBO Capital Corp. Previous public company board experience includes Spectramed, Inc. and Landstar Systems. Previous work experience includes three years with the First National Bank of Atlanta and nine years with Touche Ross & Co. as a management consultant. Mr. Morris received a Bachelors Degree in Industrial Engineering from the Georgia Institute of Technology and an MBA in Finance from Georgia State University. He received a CPA Certificate from the State of Georgia in 1974.

Board of Directors and Committees
The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis five times a year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when Board action is required between scheduled meetings. The Board met six times during 2006. During 2006, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a Director. The Nominating/Corporate Governance Committee has determined that a majority of the members of the Company’s Board of Directors are independent pursuant to applicable NASDAQ independence standards. Independent Directors are Messrs. Alden, Allardyce, Edelstein, Legg, Morris and Zakon.
It is the Company’s policy that all members of its Board of Directors attend each annual meeting of its stockholders, except when illness or other personal matters prevent such attendance. All eight members of the Company’s Board attended the 2006 annual meeting.
The Board has established Audit, Compensation, Nominating/Corporate Governance, and Qualified Legal Compliance committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 2006 are described below.
Audit Committee. Among the responsibilities of the Audit Committee contained in its charter are: assisting the Board in overseeing matters involving the accounting, auditing, financial reporting and internal control functions of the Company; being directly responsible for the appointment, termination and oversight of the independent registered public accounting firm for the Company; responsibility for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; implementing the Company’s policy regarding the review and approval of any “related person transaction” as required pursuant to Securities and Exchange Commission (“SEC”) Regulation S-K, Item 404. The Audit Committee reviews, approves or ratifies all related person transaction issues brought to its attention. Annually, as part of the Company’s proxy preparation, all Directors and executive officers who are subject to related person transaction disclosure are instructed to report in writing any such transactions to the Company, and further, they are reminded of their obligation to report to the Company any such transactions that may be planned or subsequently occur.
Messrs. Allardyce (Chair), Edelstein and Zakon are currently members of the Audit Committee. The Nominating/Corporate Governance Committee has determined that each member of the committee meets all applicable SEC and NASDAQ independence standards. Mr. Allardyce is the Board-designated “Audit Committee Financial Expert.” The Audit Committee met six times during 2006. The Audit Committee Charter is posted in the Corporate Governance section of the Company Web site, arkbest.com.
Compensation Committee. The Compensation Committee is responsible for reviewing executive management’s performance and for determining appropriate director and executive management’s compensation. The Committee’s current members are Messrs. Legg (Chair), Alden and Morris. The Nominating/Corporate Governance Committee has determined that each member of the committee meets applicable NASDAQ independence standards and Internal Revenue Code (“IRC”) Section 162(m) nonemployee director requirements. The Compensation Committee met seven times in 2006. The Compensation Committee Charter is posted in the Corporate Governance section of the Company Web site, arkbest.com.
The Board has designated the Compensation Committee to also serve as the Stock Option Committee for the Company’s stock option plans. The Stock Option Committee administers the Company’s 1992 Incentive Stock Option Plan, 2000 Non-Qualified Stock Option Plan and 2002 Stock Option Plan. The Compensation Committee has sole authority to make and administer awards under the 2005 Ownership Incentive Plan.

Nominating/Corporate Governance Committee. The current members of the Nominating/Corporate Governance Committee are Messrs. Morris (Chair), Edelstein and Legg. The Nominating/Corporate Governance Committee has determined that each member of the committee is independent, as independence is defined in applicable NASDAQ independence standards. The Nominating/Corporate Governance Committee’s responsibilities include: (i) identifying individuals believed to be qualified to become Board members and to select and recommend to the Board for its approval the nominees to stand for election as directors by the stockholders or, if applicable, to be appointed to fill vacancies on the Board; (ii) recommending any changes regarding size, structure, composition, processes and practices of the Board; (iii) reviewing the independence of Board members and assessing if members are meeting the applicable independence standards required to serve on the various Board committees; and (iv) making recommendations regarding succession planning for the Chief Executive Officer of the Company. The committee held two meetings in 2006. A current copy of the Nominating/Corporate Governance Committee Charter is posted in the Corporate Governance section of the Company’s Web site, arkbest.com.
In recommending nominees for the Board, the Nominating/Corporate Governance Committee considers any specific criteria the Board may request from time to time and such other factors as it deems appropriate. These factors may include any special training or skill, experience with businesses and other organizations of comparable size and type, experience or knowledge with businesses or organizations that are particularly relevant to the Company’s current or future business plans, financial expertise, the interplay of the candidate’s experience with the experience of the other Board members, sufficient time to devote to the responsibilities of a director, freedom from conflicts of interest or legal issues, and the extent to which, in the Nominating/Corporate Governance Committee’s opinion, the candidate would be a desirable addition to the Board.
The Nominating/Corporate Governance Committee may draw upon individuals known by members of the Board, and at the Nominating/Corporate Governance Committee’s discretion, candidates recommended by management or third parties engaged by the Nominating/Corporate Governance Committee, to assist it in identifying appropriate candidates.
The Nominating/Corporate Governance Committee shall consider any candidate for director recommended by a stockholder if submitted in accordance with the Stockholder Director Nomination Procedure set forth below. The Nominating/Corporate Governance Committee shall consider the same factors when considering a stockholder-recommended candidate as it does when considering other candidates.
The Nominating/Corporate Governance Committee considers director candidates submitted by stockholders that follow the procedure set forth in the following Stockholder Director Nomination Procedure:
Any stockholder, entitled to vote at an annual meeting of stockholders and intending to recommend candidate(s) for nomination for director at that meeting, must submit a written notice to Arkansas Best Corporation. Such notice must be received by the Corporate Secretary at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903 not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Such notices nominating candidates for the Board of Directors must include the following information: (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (including such proposed candidate’s written consent to being named in the proxy statement and to serving as a director if elected); (2) as to the stockholder giving the notice (a) the name and address of the beneficial owner, if any, on whose behalf the notice is given; (b) the class and number of shares of Arkansas Best Corporation which are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the notice is given; and (c) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the notice is given.
Qualified Legal Compliance Committee. The Qualified Legal Compliance Committee is responsible for confidentially receiving, retaining and considering any report pursuant to SEC Rule 205 by an attorney representing the Company. The Audit Committee serves as the Qualified Legal Compliance Committee. The Qualified Legal Compliance Committee Charter is posted in the Corporate Governance section of the Company’s Web site, arkbest.com.

Director Compensation
The table below summarizes the compensation paid by the Company to nonemployee Directors for the fiscal year ended December 31, 2006.

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards	Awards	Compensation	Total
(a)	(b)	(c)(1, 2, 3)	(d)(4, 5)	(e)(6)	(f)

John W. Alden	$55,000	$48,841	$–	$3,885	$107,726
Fred A. Allardyce(7)	62,500	73,071	17,266	3,885	156,722
Frank Edelstein(8)	81,500	248,660	54,144	3,885	388,189
William M. Legg(7)	63,000	58,793	50,663	3,885	176,341
John H. Morris(7)	63,000	74,167	54,144	3,885	195,196
Alan J. Zakon	55,000	248,660	54,144	3,885	361,689

Robert A. Davidson, the President and Chief Executive Officer of the Company, is not included in this table since he is an employee of the Company and thus receives no compensation for his service as a Director. Robert A. Young III, who retired as the Company’s Chief Executive Officer on January 31, 2006 and who remains Chairman of the Board of Directors of the Company, is also not included in this table because he was an employee of the Company through January 31, 2006. The compensation received by Mr. Davidson as an officer of the Company and by Mr. Young as an officer and a Director is shown in the Summary Compensation Table on page 22.

(1)	The amounts reflect the share-based compensation expensed for 2006 by the Company for financial reporting purposes, excluding estimated forfeitures, of restricted stock awards made under the 2005 Ownership Incentive Plan on April 20, 2005 and April 17, 2006. The actual amount realized by the Director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. Dividends related to these awards are reflected in the “All Other Compensation” column.

(2)	The full grant date fair value of the 3,700 restricted stock awards ($39.09 per share) granted to each Director under the 2005 Ownership Incentive Plan on April 17, 2006 was $144,633.

(3)	As of December 31, 2006, each Director has the following aggregate number of shares of restricted stock shares outstanding: Mr. Alden, 7,400 unvested shares; Mr. Allardyce, 7,400 unvested shares; Mr. Edelstein, 4,440 taxable but restricted shares; Mr. Legg, 6,912 shares of which 6,166 are unvested and 746 taxable but restricted; Mr. Morris, 6,912 shares of which 6,166 are unvested and 746 taxable but restricted; and Mr. Zakon, 4,440 shares taxable but restricted shares.

(4)	The amounts reflect the share-based compensation expensed for 2006 by the Company for financial reporting purposes, excluding estimated forfeitures, of stock options made under the 1992 Stock Option Plan and 2002 Arkansas Best Corporation Stock Option Plan. The assumptions used are discussed in Notes B and C to the Company’s consolidated financial statements in the Annual Report on Form 10-K. The actual amount realized by the officer will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

(5)	As of December 31, 2006, each Director has the following aggregate number of stock options outstanding: Mr. Alden, 0; Mr. Allardyce, 7,500 of which 3,000 were vested; Mr. Edelstein, 16,500 of which 9,000 were vested; Mr. Legg, 10,500 of which 1,500 were vested; Mr. Morris, 22,500 of which 15,000 were vested; and Mr. Zakon, 37,500 of which 30,000 were vested.

(6)	For purposes of column (e), “All Other Compensation” consists of restricted stock-related dividends paid on the Company’s Common Stock.

(7)	Committee Chairpersons: Mr. Allardyce, Audit Committee and Qualified Legal Compliance Committee; Mr. Legg, Compensation Committee; Mr. Morris, Nominating/Corporate Governance Committee.

(8)	Frank Edelstein is Lead Independent Director.

The Compensation Committee is responsible for the reviewing and awarding of compensation for the Directors. The Compensation Committee sets the levels and forms of Director compensation based on its experience, review of the compensation paid to directors of comparable publicly traded companies and the advice of its independent compensation consultant.
Cash Compensation
For the fiscal year ended December 31, 2006, the standard cash compensation arrangement for nonemployee Directors was as follows:

Annual Retainers
Board Chair	$100,000
Members	$40,000
Lead Independent Director	$25,000
Audit Committee Chair	$7,500
Other Committee Chair	$5,000
Retainers are cumulative, i.e., each Director who is (i) a nonemployee and (ii) not the Board Chair, receives a “Member Retainer” plus the appropriate retainer fee for any other positions he holds.

Daily Meeting Fees
Board Meeting	$1,500 per day
Committee Meeting	$1,500 per day
Only one Daily Meeting Fee will be paid in the event of multiple meetings held on the same day.
Equity-Based Awards
The Compensation Committee reviews and generally makes equity-based compensation awards, such as stock option or restricted stock awards, annually to Directors at the same time as it makes such awards to executive officers. The restricted stock awards provide for five-year cliff vesting, subject to accelerated vesting upon normal retirement (age 65 with five years of service as a Director), death, disability or change-in-control of the Company. Upon early retirement (three years of service as a Director), the Director is eligible for accelerated vesting of a pro rata number of shares based on the number of whole months since the award date if there has been a minimum of 12 months since the award date. In November 2006, the 2005 and 2006 Non-Employee Director’s Restricted Stock Award Agreements were amended to provide for accelerated vesting and distribution of 40% of the number of shares which the Company determined would be subject to taxation prior to otherwise being vested under the terms of the Agreements.
All stock options previously granted: (i) have an exercise price not less than the closing price of the Company’s Common Stock on the grant date, (ii) are exercisable at 20% per year, generally starting on the first anniversary of the grant date, and (iii) are granted for a term of 10 years. Accelerated vesting occurs upon normal retirement, death, disability or change-in-control of the Company. See the “Director Compensation” table for information on equity-based awards to Directors.
Medical Benefits Available to Directors
Nonemployee Directors are eligible to participate in the Company’s then current health plan (medical/vision/dental coverage). Electing Directors will be required to pay to the Company premiums for their elected coverage comparable to the then current COBRA rates applicable to the coverage selections they choose. Mr. Allardyce is currently the only nonemployee director that has elected to participate in the Company’s health plan.

Principal Stockholders and Management Ownership
The following table sets forth certain information concerning beneficial ownership of the Company’s Common Stock as of February 23, 2007, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each Director, Named Executive Officers of the Company or ABF Freight System, Inc. (“ABF”) which are listed in the Summary Compensation Table (collectively “Named Executive Officers”), and Director nominees; and (iii) all Directors, Director nominees; and executive officers as a group.
The number of shares beneficially owned by a person includes shares of Common Stock that are subject to stock options or warrants that are either currently exercisable or exercisable within 60 days after the February 23, 2007 record date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. On February 23, 2007, there were 25,155,532 shares of Common Stock outstanding.

	Shares	Percentage
	Beneficially	of Shares
	Owned	Outstanding

(i) Name / Address
Royce & Associates, LLC(1)	3,615,793	14.49%
1414 Avenue of the Americas New York, NY 10019

Barclays Global Investors, N.A.(2)	2,061,582	8.26%
45 Fremont Street San Francisco, CA 94105

NFJ Investment Group L.P.(3)	1,656,100	6.64%
800 Newport Center Drive Newport Beach, CA 92660

LSV Asset Management(4)	1,317,500	5.25%
1 N. Wacker Drive, Suite 4000 Chicago, IL 60606

(ii) Name	Position

Robert A. Young III(5, 6, 8)	Chairman of the Board and Retired CEO, Director Nominee	2,164,255	8.6%
John W. Alden(5, 6)	Director Nominee	7,400	*
Fred A. Allardyce(5, 6)	Director	11,900	*
Robert A. Davidson(5, 6)	Director, President–CEO	49,211	*
Frank Edelstein(5, 6, 9)	Director Nominee	25,900	*
William M. Legg(5, 6)	Director	13,400	*
John H. Morris(5, 6, 10)	Director	51,522	*
Alan J. Zakon(5, 6)	Director	45,400	*
Christopher D. Baltz(5, 6)	ABF Sr. VP–Yield Management & Strategic Development	13,200	*
Wesley B. Kemp(5, 6, 11)	ABF Sr. VP–Operations	54,454	*
David E. Loeffler(5, 6)	Retired Sr. VP–CFO & Treasurer	–	*
Judy R. McReynolds(5, 6, 7)	Sr. VP–CFO & Treasurer	29,576	*
Roy M. Slagle(5, 6)	ABF Sr. VP–Sales & Marketing	29,930	*

(iii) All Directors and Executive Officers as a Group (17 total)		2,542,581	10.0%

*	Less than 1%

(1)	Based on information contained in Schedule 13G filed with the SEC by Royce & Associates, LLC on January 17, 2007, Royce & Associates, LLC has sole voting and dispositive powers with respect to 3,615,793 shares of the Company’s Common Stock.

(2)	Barclays Global Investors, N.A. filed a Schedule 13G with the SEC on January 23, 2007, reporting that the 2,061,582 shares of the Company’s Common Stock are held as follows: (a) shares held, (b) percentage of Company’s outstanding Common Stock, (c) sole voting power, and (d) sole dispositive power.

	(a)	(b)	(c)	(d)
Barclays Global Investors, N.A.	1,267,559	5.08%	1,194,074	1,267,559
Barclays Global Fund Advisors	778,134	3.12%	778,134	778,134
Barclays Global Investors, LTD	15,889	.06%	15,889	15,889

(3)	According to the Schedule 13G it filed with the SEC on February 9, 2007, NFJ Investment Group L.P. beneficially owns 1,656,100 shares of the Company’s Common Stock and has sole voting and dispositive powers with respect to such shares.

(4)	According to the Schedule 13G it filed with the SEC on February 12, 2007, LSV Asset Management beneficially owns 1,317,500 shares of the Company’s Common Stock and has sole voting and dispositive powers with respect to such shares.

(5)	Includes options to purchase shares of Common Stock, which are vested (or will vest within 60 days of the record date), as follows:

	As of February 23, 2007
		Will Vest
	Vested	in 60 Days
Young	97,554	—
Alden	—	—
Allardyce	4,500	—
Davidson	28,000	—
Edelstein	12,000	—
Legg	4,500	1,500
Morris	18,000	—
Zakon	33,000	—
Baltz	4,600	—
Kemp	30,500	—
Loeffler	—	—
McReynolds	18,867	—
Slagle	21,040	—

(6)	Includes restricted stock shares of the Company’s Common Stock granted under the Company’s 2005 Ownership Incentive Plan. Mr. Loeffler forfeited his restricted stock upon his retirement on February 21, 2006. Below are the shares subject to restricted stock awards that are forfeitable and non-transferable and held by the Company’s Directors and Named Executive Officers:

As of February 23, 2007
Young	2,220
Alden	7,400
Allardyce	6,858
Davidson	13,211
Edelstein	4,440
Legg	6,864
Morris	6,864
Zakon	4,440
Baltz	8,600
Kemp	8,109
Loeffler	—
McReynolds	8,600
Slagle	8,600

(7)	Includes 2,109 shares of Common Stock held by the McReynolds 2005 Joint Trust, of which Ms. McReynolds is co-trustee.

(8)	Includes 1,805,639 shares of Common Stock held by the R. A. Young III Investments Limited Partnership. Mr. Young, as General Partner, has sole voting and investment power of the 1,805,639 shares.

(9)	Includes 9,460 shares of Common Stock held by the Edelstein Living Trust, of which Mr. Edelstein is joint trustee.

(10)	Includes 26,658 shares of Common Stock held by the John H. Morris and Sharon L. Morris Family Trust, of which Mr. Morris is co-trustee.

(11)	Includes 1,886 shares of Common Stock held in the Arkansas Best 401(k) and DC Retirement Plan.

Executive Officers of the Company
The following table sets forth the name, age, principal occupation and business experience during the last five years of each of the current executive officers of the Company and ABF, the Company’s largest subsidiary. The executive officers, including the Named Executive Officers, serve at the pleasure of the Board. For information regarding ownership of the Company’s Common Stock by the executive officers of the Company, see “Principal Stockholders and Management Ownership” section. There are no family relationships among Directors and executive officers of the Company or its subsidiaries.

Name	Age	Business Experience

Robert A. Davidson President–Chief Executive Officer ABF President–Chief Executive Officer	59	See previous description under “Directors of the Company” section.

Judy R. McReynolds Senior Vice President–Chief Financial Officer and Treasurer	44	Ms. McReynolds has been Senior Vice President–Chief Financial Officer and Treasurer since February 1, 2006. She was Vice President–Controller of ABC from January 2000 until February 1, 2006. She previously served as the Controller of the Company from July 1998 until December 1999. Ms. McReynolds joined the Company as Director of Corporate Accounting in June 1997. From December 1990 until June 1995, Ms. McReynolds was a senior manager employed with Ernst & Young LLP. Ms. McReynolds is a Certified Public Accountant.

Richard F. Cooper Senior Vice President– General Counsel and Secretary (Retiring March 31, 2007)	55	Mr. Cooper has been Senior Vice President–General Counsel and Secretary since March 2006. He was ABC’s Senior Vice President–Administration, General Counsel and Secretary from 2004 to March 2006 and Vice President–Administration, General Counsel and Secretary from 1995 to 2004. Mr. Cooper was Vice President–Risk Management, General Counsel and Secretary from April 1991 to 1995. Mr. Cooper has been General Counsel since 1986 and Secretary since 1987. Mr. Cooper held two different positions with the Company prior to 1987: Director of Legal Affairs, Assistant Secretary from 1984 to 1985 and Vice President, General Counsel, and Assistant Secretary from 1986 to 1987.

J. Lavon Morton Vice President–Tax and Chief Internal Auditor	56	Mr. Morton has been ABC’s Vice President–Tax and Chief Internal Auditor since January 2000. From May 1997 to December 1999, Mr. Morton was Vice President–Financial Reporting. Mr. Morton joined ABC as Assistant Treasurer in December 1996. Mr. Morton has overseen the Company’s tax reporting since 1996. From 1972 through November 1996, Mr. Morton was employed by Ernst & Young LLP. Mr. Morton was a Partner in Ernst & Young LLP from October 1984 through November 1996. Mr. Morton is a Certified Public Accountant. From January 2003 to October 2005, Mr. Morton was a Director and a designated Audit Committee Financial Expert of BEI Technologies, Inc. BEI was purchased by Schneider Electric in October 2005. Mr. Morton is Chairman of the Tax Policy Committee and a member of the American Trucking Associations Board of Directors.

Name	Age	Business Experience

John R. Meyers Vice President	59	Mr. Meyers has been Vice President of the Company since October 2001. He served as Chairman and CEO of Wingfoot Commercial Tire Systems, LLC from October 2000 to September 2001 and as President and CEO of Treadco, Inc. from October 1995 to October 2000. Mr. Meyers was Vice President–Treasurer of the Company from 1979 to 1995 and Treasurer of Treadco, Inc. from June 1991 to 1995. Prior to 1979, he was the Company’s Director of Internal Audit.

David R. Cobb Vice President and Controller	41	Mr. Cobb has been Vice President and Controller of the Company since May 2006. Mr. Cobb was employed by Smith International, Inc. as Vice President and Controller from July 2002 to April 2006 and as Assistant Controller from October 2001 to June 2002. He was employed by Kent Electronics Corporation beginning April 1995, serving as Assistant Treasurer from April 1997 to September 2001. Mr. Cobb was employed by PricewaterhouseCoopers LLP from July 1988 to March 1995. Mr. Cobb is a Certified Public Accountant.

Christopher D. Baltz ABF Senior Vice President–Yield Management and Strategic Development	40	Mr. Baltz has been Senior Vice President–Yield Management and Strategic Development for ABF since February 1, 2006. He previously served as Vice President–Marketing and Pricing for ABF from February 2004 through January 2006. From November 1997 through January 2004, Mr. Baltz was ABF’s Director–Marketing and Public Relations. Between 1989 and November 1997, Mr. Baltz served in ABF’s Pricing Department as an Analyst, Senior Analyst and Regional Pricing Manager.

Wesley B. Kemp ABF Senior Vice President of Operations	60	Mr. Kemp has been Senior Vice President of Operations of ABF since February 1, 2006. Mr. Kemp was Vice President–Terminal Operations for ABF from December 1984 through January 2006, Regional Vice President–Operations for ABF from July 1981 through December 1984, and Director–Regional Terminal Operations for ABF from November 1980 until July 1981. Between 1969 and 1980, Mr. Kemp served in ABF’s Operations Department as Equipment Coordinator, Manager–System Design, Manager–Production Systems, and Director-Engineering.

Roy M. Slagle ABF Senior Vice President of Sales and Marketing	53	Mr. Slagle has been Senior Vice President of Sales and Marketing of ABF since February 1, 2006. Mr. Slagle was Vice President of Administration and Treasurer for ABF from January 2000 to February 2006 and Vice President and Treasurer for ABF from 1995 to 2000. He was a Regional Vice President of Sales for ABF from 1989 to 1995. Between 1976 and 1989, Mr. Slagle served ABF as Operations Supervisor at the Dayton, Ohio terminal; Operations Manager at the Dayton terminal; Branch Manager at the Cincinnati, Ohio terminal; Branch Manager at the Carlisle, PA terminal; and Regional Training Specialist at the Dayton terminal.

Compensation Discussion & Analysis
Role of Compensation Committee
The Compensation Committee is composed of three independent members of the Board of Directors (Messrs. Legg (Chairman), Morris and Alden). It is responsible for reviewing and approving the overall values and forms of compensation for the Company’s President–Chief Executive Officer and other Named Executive Officers listed in the Summary Compensation Table of this Proxy (“Named Executive Officers”) and other officers of the Company, ABF Freight System, Inc. (“ABF”) and its other subsidiaries. In conjunction with analysis from its independent compensation consultant and analysis and recommendations from management, the Compensation Committee, generally on an annual basis, reviews officers’ base salaries, equity plan awards, annual and long-term incentives, deferred compensation, post-employment compensation and any other form of compensation provided to the Named Executive Officers and other officers.
Compensation Philosophy and Objectives
The goal of our executive compensation program for the officers of the Company and its subsidiaries, including the Named Executive Officers, is to attract and retain highly qualified executives and to motivate them to work together as a team to maximize the Company’s financial performance on an annual and long-term basis through the design and implementation of compensation programs that result in increased stockholder value. To emphasize the executive team concept, our compensation programs generally provide equal compensation opportunities to officers holding positions of equal levels of corporate responsibility (such as all Vice Presidents or all Senior Vice Presidents) within the Company and each subsidiary.
Historically, base salaries paid to the Named Executive Officers have been in the 25th to 50th percentile of base salary paid to comparable companies’ executive officers. However, in years when the Company performs well, the Named Executive Officers can earn additional compensation under the Company’s performance-based annual cash incentive plan so their total annual cash compensation meets or exceeds the mean annual cash compensation paid by comparable companies. See “Base Salary” and “Annual Cash Incentive Compensation” sections below for additional information.
The Company’s compensation peer group is designated by the Compensation Committee after considering input from management and its independent compensation consultant, Towers Perrin HR Services (“Towers Perrin”). The 2006 peer group consists of five companies in the trucking industry: YRC Worldwide, Inc., Con-Way, Inc., JB Hunt Transportation Services, Inc., Old Dominion Freight Line, Inc. and Werner Enterprises, Inc. The independent compensation consultant also aids the Compensation Committee in conducting periodic reviews of the compensation components and provides the Compensation Committee with relevant market data and information regarding compensation trends and developments.
The value of the Company’s equity-based awards to the Named Executive Officers has historically been lower than at comparable companies, in part because other components of the Company’s compensation, notably post-retirement benefits for the Named Executive Officers, have been substantially greater than at comparable companies.
Since 2004, the Compensation Committee has been assisted by Towers Perrin in reviewing the Company’s overall compensation program for the Named Executive Officers. Based on this review and other factors, the Compensation Committee concluded that, historically, too great a percentage of the officers’ total compensation was in the form of post-retirement benefits and that the use of three-year long-term cash incentive programs, based on performance measures relating to the Company’s goals during the corresponding time periods, would better motivate the officers to achieve those goals. As a result, the Company’s Supplemental Benefit Plan (“SBP”) and Deferred Salary Agreement (“DSA”) programs were frozen to new participants in December 2005. Beginning in January 2006, the benefits payable from the SBP were capped and the SBP and DSA programs were replaced for new officers by a long-term cash incentive plan that uses three-year return on capital employed (“ROCE”) and growth performance measures to drive a cash award. See “Cash-Based LTIP” and “Supplemental Benefit Plan and Deferred Salary Agreements” section below for more information.

Role of Officers in Determining Compensation
From time to time the Company’s Board Chairman; President–Chief Executive Officer; Senior Vice President–General Counsel; Senior Vice President–Chief Financial Officer and Treasurer; and Vice President–Tax and Chief Internal Auditor provide analysis and recommendations to the Compensation Committee on compensation issues and interact with the independent compensation consultant as requested by the Compensation Committee. Some or all of the above-listed individuals routinely attend the meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. None of the above-listed individuals attend Compensation Committee executive sessions, except to the extent requested by the Compensation Committee.
Components of Compensation
The principal components of the Named Executive Officers’ compensation are:
•	Base Salary

•	Annual Cash Incentive Compensation

•	Long-Term Cash and Stock-Based Incentive Compensation

•	Supplemental Benefit Plans and Deferred Salary Agreements

•	Retirement and Other Benefits

•	Perquisites
Base Salary. Base salaries are reviewed by the Compensation Committee generally on an annual basis. In establishing base salaries, the Compensation Committee reviews its independent compensation consultant’s analysis of the compensation forms and levels of the compensation peer group described above, the Company’s recent and forecasted financial performance, management recommendations and the resources of the Company. The Committee’s goal is to establish base salaries that, when coupled with pay-for-performance targets, will create overall compensation value for the Company’s Named Executive Officers that is comparable to total compensation values paid to executive officers of peer companies with similar financial performance results.
Information provided by Towers Perrin showed that, historically, the Named Executive Officers’ base salaries have ranked between the 25th and 50th percentile of the Company’s peer compensation group. Based on this information and as a result of the Company’s President, Mr. Davidson, also assuming the responsibilities as the Company’s Chief Executive Officer in February 2006, the Compensation Committee increased his base salary by 25% from $400,000 to $500,000 in February 2006 and by 10% to $550,000 in February 2007. Also, based on this information, the Compensation Committee increased the base salaries for the other Named Executive Officers’ positions by 9% from $220,000 to $240,000 in February 2006 and by 4% to $250,000 in February 2007.
Annual Cash Incentive Compensation. The Company’s Executive Officer Annual Incentive Compensation Plan (“Annual Incentive Plan”) is an annual performance-based cash incentive plan that was most recently approved by the Company’s stockholders in April 2005. The Annual Incentive Plan is administered under the direction and control of the Compensation Committee, which annually reviews and approves the Named Executive Officers who may participate, the performance measures, incentive compensation targets, performance results and other terms and conditions for each year. For 2006 and 2007, Named Executive Officer levels (such as President–CEO or all Senior Vice Presidents) were assigned a predetermined target percentage of their base salary that will be multiplied by a factor determined by ROCE achieved by the Company or ABF, depending on which entity employs the officer. A minimum of 7% ROCE must be achieved for any incentive to be earned with higher levels of ROCE resulting in additional earned incentive, subject to a $2 million per participant maximum annual award. The ROCE target incentive award level is based on studies conducted for the Company on the average ROCE for S&P 500 publicly traded companies.
In 2006, the Company’s ROCE as calculated under the Annual Incentive Plan was 16.69% (prior to deducting annual incentive payments), based primarily on ABF’s separately determined ROCE of 17.92%. These ROCE percentages resulted in Mr. Davidson’s award equaling 162% of his 2006 base salary and each of the other Named Executive Officers’ awards equaling 135% and 154%, respectively, of their annual base salaries. The incentive earned by the Named Executive Officers in 2007 will depend on the final level of ROCE achieved and each Named Executive Officer’s base salary earned in 2007.

The Compensation Committee and management believe that the ROCE performance measure is a valuable motivational tool since it is easily calculated throughout the year by participants, keeps participants focused on the profitable use of Company resources and promotes profitable growth, all of which increase the value of the Company to its stockholders.
Long-Term Cash and Stock-Based Incentive Compensation. The Company’s long-term incentive compensation programs (“LTIP”) described below are administered under the direction and control of the Compensation Committee. The primary goal of the long-term compensation programs is to directly link the participants’ interests with those of the Company’s stockholders. In April 2005, the Board recommended, and the Company’s stockholders approved, the “2005 Ownership Incentive Plan” (“2005 Plan”), which provides the Compensation Committee with multiple types of cash and stock-based long-term incentive opportunities for the Named Executive Officers. The adoption of the 2005 Plan provided the Compensation Committee with the flexibility to initiate long-term incentive programs, specifically long-term cash incentive programs, and to phase out the SBP and DSA programs, as more fully discussed below in the “Cash-Based LTIP” section.
Stock-Based LTIP – The Compensation Committee believes that the Named Executive Officers should maintain a level of equity holdings in the Company that results in a meaningful amount of the overall compensation opportunities provided to them by the Company being tied to the performance of the Company’s Common Stock. While the Compensation Committee has not adopted specific stock ownership guidelines for the Named Executive Officers, it has utilized the stock option and restricted stock awards programs, with their multiyear vesting provisions, to tie a portion of the Named Executive Officers’ long-term compensation opportunities to the performance of the Company’s Common Stock.

Prior to adoption of the 2005 Plan, the Named Executive Officers were awarded stock options generally under the Company’s 1992 Stock Option Plan and 2002 Stock Option Plan (“Stock Option Plans”), which plans had been previously approved by the Company’s stockholders. Pursuant to the terms of the 2005 Plan, the Board ceased granting options under the Stock Option Plans. In April of 2005 and 2006 the Compensation Committee awarded restricted stock shares to the Named Executive Officers under the 2005 Plan. The use of restricted stock shares generally reduces the total number of shares needed in administering a stock-based compensation program with a corresponding reduction in potential dilution of outstanding shares. The Company’s expense for the issuance of restricted stock, which is fixed at the market value on the date of grant, is spread over the vesting period while the expense for stock options involves the use of theoretical assumptions to create a hypothetical value and expense for the options. Under each of the Stock Option Plans and the 2005 Plan, the Committee generally has discretion regarding size of awards, the recipients and other terms and conditions of the grants, provided that the maximum number of shares that may be issued under the 2005 Plan during any calendar year to any one participant is 100,000 shares.

The Named Executive Officers still hold outstanding awards under the Stock Option Plans. The options granted have an exercise price that is not less than the closing public trading price of the Company’s Common Stock on the date of the grant; the stock option generally vests in 20% of the total granted options on each of the five subsequent grant date anniversaries, subject to accelerated vesting due to death, disability, or normal retirement (age 65) of the participant or change-in-control of the Company; and grants for all years provide that the stock optionee has up to 10 years from the date of the grant to exercise part or all of their grant. The Company has never repriced any stock option grants. The 2005 and 2006 restricted stock awards under the 2005 Plan provide for five-year cliff vesting, subject to accelerated partial vesting due to early retirement (age 55 with 10 years of service) or full vesting upon death, disability, normal retirement (age 65) or change-in-control of the Company. The restricted stock awards are not performance-based awards. The Company has the right to net settle (cancel) restricted shares from time to time to the extent necessary to satisfy the Company’s minimum statutory withholding obligations due to tax liability arising prior to the end of the award’s five-year vesting term (such as qualifying for partial early retirement vesting). The Compensation Committee believes the awarding of five-year cliff vesting restricted stock units will best facilitate the Named Executive Officers’ accumulation of an equity interest in the Company.

The Compensation Committee currently intends to make awards of restricted stock units at its April 2007 meeting and generally on an annual basis in following years. In 2006, the Compensation Committee adopted a policy, formalizing its past practices regarding the granting of equity-based compensation, such as restricted stock awards. Among the matters covered in the policy are: the Compensation Committee shall be responsible for the granting of all equity-based compensation, the award dates for each grant shall be specified by the Compensation Committee as a date on or after the date of its action, and that the exercise price or value of the grant shall be determined by reference to the closing price of the Company’s Common Stock on the specified award date. See “Outstanding Equity Awards at Fiscal Year-End” table for additional information.

Cash-Based LTIP – In January 2006, the Compensation Committee approved a three-year cash incentive period covering January 1, 2006 through December 31, 2008 (“2006–2008 C-LTIP”). Since each of the Named Executive Officers were already participants in the SBP and DSA program at the commencement of the 2006–2008 C-LTIP measurement period, none of them participate in the 2006–2008 C-LTIP. See “Supplemental Benefit Plan and Deferred Salary Agreement” section below for more information.

In January 2007, the Compensation Committee adopted a three-year cash incentive program covering January 1, 2007 through December 31, 2009 (“2007–2009 C-LTIP”). The 2007–2009 C-LTIP is comprised of two parts: (1) the ROCE Portion, which is given 60% weighting, and (2) a Growth Portion, which is given a 40% weighting. Higher levels of performance achieved will result in higher earned awards, subject to the 2005 Plan’s maximum per participant cash award of $2 million times the number of years in the performance period.

For the 2007–2009 C-LTIP’s “ROCE Portion,” the Compensation Committee determined that it would use the Company’s three-year average ROCE as its performance measure and that a minimum of 7% ROCE must be achieved for any incentive to be earned with higher levels of ROCE resulting in additional earned incentive. Each officer position level has a predetermined target percentage of their base salary that is multiplied by a factor determined by the ROCE percentage achieved. The actual incentive earned for the ROCE Portion will depend on the three-year average of ROCE achieved and the participant’s average annualized base salary during the measurement period. The 2007–2009 C-LTIP “Growth Portion” is based on the Company achieving specified levels of increase in 2009 consolidated earnings per share over 2006 consolidated earnings per share expressed as a compounded annual growth rate for the measurement period. Management and the Compensation Committee believe that the combination of performance measures in the 2007–2009 C-LTIP place an emphasis on motivating profitable growth of the Company through the 40% Growth Portion plus the positive impact of growth on the ROCE Portion, while the 60% ROCE Portion focuses on the level of profitability from the use of Company assets.

Participants in the 2007–2009 C-LTIP include seven officers, each of which were appointed after 2005 and three other officers, including two Named Executive Officers, Mr. Baltz and Ms. McReynolds, who elected to have their SBP and DSA benefits frozen and to begin participating in the C-LTIPs beginning in 2007. See “Supplement Benefit Plan and Deferred Salary Agreement” section below for more information.
Supplemental Benefit Plan (“SBP”) and Deferred Salary Agreements (“DSA”). Historically, the Company and ABF have provided officers with the predominate portion of their long-term cash compensation through post-employment payments under the SBP and DSA programs. It is the Compensation Committee’s belief that a long-term cash incentive plan (“C-LTIP”) based on the achievement of multiyear (generally three-year periods) performance goals should be more effective in motivating the officer group to achieve multiyear strategic and financial objectives than post-employment cash compensation under the SBP and DSA programs, which are not as directly linked to various corporate objectives that may change from time to time. To balance the SBP and DSA participants’ existing expectations and rights under the SBP and DSA with the Compensation Committee’s desire to curtail these programs, the Compensation Committee has taken several actions to implement a transition from the SBP and DSA programs to a C-LTIP. In December 2005, the SBP and the DSA programs were closed to new entrants and a cap was placed on the maximum SBP payment that could be made to current participants. In place of the SBP and DSA programs, new officers of the Company or ABF appointed after 2005 are eligible to participate in the C-LTIP that the Compensation Committee approves from time to time.

Each of the Named Executive Officers has participated in the SBP and DSA program since their appointment as an officer of the Company or ABF. As part of the Compensation Committee’s transition program, officers who were already participants in the SBP and DSA programs were given an irrevocable election in November 2006 to have their benefits under the SBP and DSA frozen as of January 31, 2008, and begin participating in the 2007–2009 C-LTIP beginning in 2007. Pursuant to this election opportunity, two Named Executive Officers, Judy R. McReynolds, the Company’s Senior Vice President–CFO and Treasurer and Christopher D. Baltz, ABF’s Senior Vice President–Yield Management and Strategic Development, each entered into an agreement amending their participation in the SBP and DSA to have their SBP and DSA benefits frozen as of January 31, 2008, and to commence participating in the Company’s 2007–2009 C-LTIP program in 2007 and thereafter. Messrs. Davidson, Slagle and Kemp continue to participate in the SBP and DSA programs and they do not participate in the 2006–2008 C-LTIP or the 2007–2009 C-LTIP.
Summary of Supplemental Benefit Plan – The Company and ABF have noncontributory, unfunded supplemental pension benefit plans (collectively “SBP”) for the purpose of supplementing benefits under the Arkansas Best Corporation Pension Plan, which is the Company’s defined benefit pension plan (“Pension Plan”) and providing long-term incentive compensation. Under the SBP, the Company will pay sums in addition to amounts payable under the Pension Plan to eligible officers, including the Named Executive Officers, upon their termination from employment. Participation in the SBP is limited to officers of the Company and ABF who are participants in the Company’s Pension Plan and who are designated as participants in the SBP by the Company’s Board. In December 2005, the SBP was closed to new entrants and a cap was placed on the maximum payment per participant to existing SBP participants. See “Pension Benefits” section for more information.

Deferred Salary Agreements – The Company and ABF also have unfunded, noncontributory Deferred Salary Agreements (collectively “DSA”) with certain of their officers, including the Named Executive Officers. As described above, the DSA program was closed to new entrants beginning in December 2005. See “Pension Benefits” section for more information.
Retirement and Other Benefits. The Named Executive Officers are eligible to participate in the retirement and benefit programs as described below. The Compensation Committee reviews the overall cost to the Company of the various programs generally on an annual basis or when changes are proposed. The Compensation Committee believes the benefits provided by these programs have been important factors in attracting and retaining the overall officer group including the Named Executive Officers.
Pension Plan – As part of their post-employment compensation, the Named Executive Officers participate in the Company’s Pension Plan on the same basis as all other eligible noncontractual employees hired prior to January 1, 2006. See the “Pension Benefits” section for more information on the benefit and terms and conditions of the Pension Plan.

401(k) Savings Plan – The Company provides the Arkansas Best 401(k) and DC Retirement Plan to all eligible noncontractual employees. The Named Executive Officers are eligible to participate in this plan on the same basis as all other eligible employees. The Company matches 50% of the employee’s contributions up to a maximum of 6% of the employee’s eligible earnings subject to the IRS annual compensation limit.

Voluntary Savings Plan (“VSP”) – The Arkansas Best VSP is a nonqualified plan created to offset the IRC limitations on contributions to the Company’s 401(k) plan for officers who are deemed “highly compensated employees” under applicable IRC regulations.

The Compensation Committee believes the VSP serves as a valuable tool in retaining the officer group, including the Named Executive Officers, by providing them with a means for making up for IRC limitations on the amount they may contribute to the Company’s 401(k) plan and to otherwise save for post-employment. See the “Non-Qualified Deferred Compensation Plans” section for a more detailed description of the VSP and amounts the Named Executive Officers have deferred under the VSP.

Health and Welfare Plans – The Company provides medical, dental, vision, life insurance and disability benefits to all eligible non-contractual employees. The Named Executive Officers are eligible to participate in these benefit plans on the same basis as all other employees.

Officer Life Insurance – The Company’s and ABF’s officers, including the Named Executive Officers, are provided with life insurance coverage of $1 million in the event they suffer accidental death while traveling on Company business.

Post-Employment Medical Plan (“Executive Medical Plan”) – The Company provides the Named Executive Officers and their eligible dependents with lifetime health coverage under the Company’s Executive Medical Plan following their termination of employment after age 55 with ten years of service. The health coverage is provided through a fully insured third-party provided health plan. Premiums for the lifetime health coverage for eligible officers and their dependents are fully paid by the Company once an eligible terminated officer reaches age 60. Prior to age 60, the terminated eligible officer is required to reimburse the Company for a portion of the premium, which has historically been set at the Company’s then current COBRA rate.

The Executive Medical Plan provides that coverage will be forfeited if the officer becomes an employee, consultant or has an ownership interest in any competitor of the Company.
Perquisites
The Company permits limited perquisites for its officer group, including the Named Executive Officers, generally to situations where there is some related business benefit to the Company, such as spousal attendance at Company or industry events, or where the perquisite is an agreed to component of the individual’s overall compensation arrangement. See the Summary Compensation Table for a listing of the reportable perquisites for the Named Executive Officers.
Employment Agreements and Change-in-Control Provisions
None of the Named Executive Officers have an employment agreement with the Company. Each of the following officer compensation programs, in which the Named Executive Officers participate, contains provisions which accelerate that program’s benefit if certain Company change-in-control events occur: Stock Option Plan awards, Restricted Stock awards, Annual Incentive Plan awards, C-LTIP, DSA and VSP. Generally, these change-in-control provisions provide that no accelerated benefit will be paid if it would constitute an excess parachute payment under IRC Section 280G(b)(3). The accelerated benefits are intended to provide the officer participants with a reasonable severance package based on the value the officers have created that is realized by the Company’s stockholders in the event of a change-in-control, while the Section 280G cap avoids loss of related tax deductions to the Company and the excise tax that may otherwise be imposed on the officer as a result of any payment exceeding the cap. None of the change-in-control provisions require the Company to gross-up a Named Executive Officer for taxes they may owe on change-in-control benefits. See section “Potential Payments upon Termination or Change-in-Control” in this Proxy Statement for additional information regarding these change-in-control provisions.
Tax and Accounting Implications
Deductibility of Executive Compensation. Section 162(m) of the IRC generally precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1 million per individual paid to its Chief Executive Officer or the other Named Executive Officers. Under Section 162(m), certain compensation, including “performance-based compensation,” is excluded from this deduction limitation. It is the Compensation Committee’s intent to structure compensation paid to the officers to be fully deductible; however, from time to time, the Compensation Committee may award compensation that may not be fully deductible if it determines that such awards are consistent with its compensation philosophy and in the best interests of the Company and its stockholders. The Compensation Committee has been advised that all of the 2006 compensation paid to the Named Executive Officers is deductible.

Non-Qualified Deferred Compensation. While the final regulations under Section 409A of the IRC, which is applicable to non-qualified deferred compensation arrangements, have not been issued, the Company designs and operates its officer compensation plans to be in good faith compliance with the statutory provisions that were effective January 1, 2005.
Compensation Committee Report
The Compensation Committee generally meets in conjunction with the Company’s regular Board of Directors meetings, but also holds special meetings when deemed appropriate. In 2006, the Compensation Committee met seven times. The Nominating/Corporate Governance Committee has determined that each member of the Compensation Committee meets applicable NASDAQ independence standards and IRC 162(m) nonemployee director requirements. The Compensation Committee Charter is published in the Corporate Governance section of the Company’s Web site at arkbest.com.
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that it be included in the Company’s Annual Report filed on Form 10-K and, as applicable, the Company’s 2007 Proxy Statement.

Committee Members

William M. Legg, Chairman
John H. Morris
John W. Alden
Compensation Committee Practices and Procedures
The Compensation Committee determines and reviews the value and forms of compensation for Board members, Named Executive Officers and other officers based on the Committee members’ knowledge and experience, competitive proxy and market compensation information and periodic review and analysis from an independent compensation consultant retained by, and which reports directly to, the Compensation Committee. Since 2004, the Compensation Committee has utilized Towers Perrin HR Services as its independent consultant on executive compensation issues.
The Compensation Committee does not delegate its authority to review and determine the forms and values of the various elements of compensation for Board members or Named Executive Officers. The Compensation Committee does delegate to Company management the implementation and recordkeeping functions related to the various elements of compensation it has approved. The Compensation Committee hires and approves the fees paid to its independent compensation consultant, which reports directly to the Compensation Committee. The Compensation Committee Charter is published in the Corporate Governance section of the Company’s Web site at arkbest.com.
Compensation Committee
Interlocks and Insider Participation
None of the Compensation Committee members are officers or employees or former officers or employees of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Summary Compensation Table
The following table sets forth information regarding compensation earned in 2006 by the Company’s Named Executive Officers. Information is also provided for our former Chief Executive Officer and Chief Financial Officer who retired during 2006.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
Name and			Stock		Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Awards ($)		Awards	Compensation	Earnings	Compensation	Total
(a)	(b)	($) (c)	(d)(1)		($)(e)(2)	($) (f)(3)	($) (g)(4)	($) (h)(5)	($) (i)
Robert A. Davidson(7)	2006	$491,667	$83,738		$43,543	$794,053	$1,887,952	$30,230	$3,331,183
ABC and ABF President—CEO

Judy R. McReynolds	2006	236,250	51,594		39,255	315,366	130,927	11,250	784,642
Senior Vice President— CFO and Treasurer

Christopher D. Baltz	2006	236,250	51,594		25,040	358,354	167,562	16,215	855,015
ABF Senior Vice President— Yield Management and Strategic Development

Wesley B. Kemp	2006	236,250	51,594		34,266	358,354	388,363	26,667	1,095,494
ABF Senior Vice President of Operations

Roy M. Slagle	2006	236,250	51,594		34,266	358,354	240,426	30,165	951,055
ABF Senior Vice President of Sales and Marketing

Robert A. Young III(8)	2006	50,000	380,801		197,987	—	2,033,162	329,917 (6)	2,991,867
Chairman and Retired CEO

David E. Loeffler(9)	2006	36,458	(20,860	)(10)	—	—	21,962	13,247	50,807
Retired Senior Vice President—CFO and Treasurer

(1)	The amounts reflect the share-based compensation expensed for 2006 by the Company for financial reporting purposes, excluding estimated forfeitures, of restricted stock awards made under the 2005 Ownership Incentive Plan on April 20, 2005 and April 17, 2006. The actual amount realized by the officer will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. Dividends related to the award are reflected in the “All Other Compensation” column.

(2)	The amounts reflect the share-based compensation expensed for 2006 by the Company for financial reporting purposes, excluding estimated forfeitures, of stock options made under the Stock Option Plan. The assumptions used are discussed in Notes B and C to the Company’s consolidated financial statements in the Annual Report on Form 10-K. The actual amount realized by the officer will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

(3)	Reflects annual incentive cash compensation earned during 2006 and paid during January 2007 from the Annual Incentive Compensation Plan. See the “Grants of Plan-Based Awards” table for additional information on this plan.

(4)	Reflects the increase/decrease in actuarial value from December 31, 2005 to December 31, 2006. The value is determined using the same assumptions as used by the Company for financial reporting purposes for the Arkansas Best Corporation Pension Plan, Supplemental Benefit Plan and Deferred Salary Agreements. See the “Pension Benefits” section for additional information on the plans. The change in value by plan is as follows:

	Davidson	McReynolds	Baltz	Kemp	Slagle	Young	Loeffler

Pension Plan	$93,744	$17,037	$18,178	$117,017	$59,857	$—	$12,727
Supplemental Benefit Plan	1,567,042	70,579	115,078	161,321	107,396	2,025,488	246,436
Deferred Salary Agreement	227,166	43,311	34,306	110,025	73,173	7,674	(237,201)

Total Increase	$1,887,952	$130,927	$167,562	$388,363	$240,426	$2,033,162	$21,962

(5)	All Other Compensation for 2006 consists of the following:

	Davidson	McReynolds	Baltz	Kemp	Slagle	Young	Loeffler

401(k) Company Match	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600
24-Hour Accidental Death Premiums	180	180	180	180	180	30	30
Director Fees/Retainer(i)	—	—	—	—	—	99,167	—
Perquisites	10,018	—	—	12,277	12,145	62,352	—
Gross-Ups(ii)	6,232	—	4,965	3,140	6,770	19,078	5,927
Dividends on Restricted Stock	7,200	4,470	4,470	4,470	4,470	1,665	690
Director Legacy Gift(iii)	—	—	—	—	—	83,333	—
Accrued Vacation	—	—	—	—	—	57,692	—

Total Other Compensation	$30,230	$11,250	$16,215	$26,667	$30,165	$329,917	$13,247

(i)	Includes $91,667 for Board of Directors Chairman retainer and $7,500 for Board meeting fees paid subsequent to retirement.

(ii)	Gross-ups for Messrs. Davidson, Baltz, Kemp and Slagle are for spousal travel to a Company or industry event. Mr. Young had gross-ups of $3,711 for spousal travel to a Company or industry event and $15,367 for a retirement gift. Mr. Loeffler had gross-ups of $1,822 for spousal travel to a Company or industry event and $4,105 for a retirement gift.

(iii)	First of three annual installments totaling $250,000 to Lyon College for the “Robert and Mary Young Scholarship Fund,” commemorating Mr. Young’s retirement as the Company’s Chief Executive Officer in January 2006.

(6)	The Company owns and pays premiums on two $1 million life insurance policies on Mr. Young. As owner of the policies, the Company is entitled to either the cash surrender value of each or the total of premiums paid, whichever amount is greater. The death value in excess of this amount is payable to Mr. Young’s beneficiary. For each of 2004, 2005, and 2006, the premiums on these policies were $32,438. In 2006, Mr. Young paid the Company a premium amount of $11,400 for term life insurance based on the face value in excess of the June 30, 2006 cash surrender value, therefore, no compensation value is included for 2006.

(7)	Mr. Davidson became President-CEO of the Company effective February 1, 2006. He is also a member of the Company’s Board of Directors and remains President-CEO of ABF Freight System, Inc. Mr. Davidson receives no compensation for his service as a Director.

(8)	Mr. Young served as the Company’s CEO through his retirement on January 31, 2006. He remains Chairman of the Company’s Board of Directors.

(9)	Mr. Loeffler retired as Senior Vice President of the Company on February 21, 2006. He ceased to be Chief Financial Officer and Treasurer on January 31, 2006.

(10)	Represents value of forfeited restricted stock shares due to early retirement on February 21, 2006.

Summary of Perquisite Values. Messrs. Davidson, Kemp, Slagle and Young’s perquisite values include expenses for spousal travel to Company or industry events and any related Company lost tax deduction resulting from the spouse accompanying the Named Executive Officer on the Company airplane. In addition, Mr. Davidson’s perquisite value includes travel and dinner club fees. Mr. Young’s perquisite value also includes his personal use of the Company’s hunting lodge and administrative assistant and the cost to the Company of his retirement gift. Mr. Loeffler’s perquisite value also includes the cost to the Company of his retirement gift.
It is estimated that 50% of Mr. Young’s administrative assistant’s time is spent on his personal business and the value is estimated to be $37,186. This value is calculated by adding together 50% of the administrative assistant’s salary, pension accrual, 401(k) match and health and welfare cost for 2006. Mr. Young retains his office at the Company’s corporate office.
In general, the Company’s executive officers are not allowed to use corporate aircraft for personal trips. When appropriate for business purposes, executive officers’ spouses are permitted to accompany them on trips. Executive officers are also permitted to invite their spouse or other personal guests to occasionally accompany them on business trips when space is available. When the spouse’s or guest’s travel does not meet the IRS standard for “business use,” the cost of that travel is imputed as income to the executive officer, and if the spouse’s travel was related to a business purpose, the Company will reimburse the executive officer for the associated income tax resulting from the imputed income.
The Company determines the cost of personal use of Company aircraft using all aircraft operating costs and total occupied seat hours as prescribed by IRS Notice 2005-45. Under IRS rules, spousal travel on a business trip is generally considered nonbusiness travel. The incremental cost to the Company included in the perquisite values above is based on the Company’s effective income tax rate.
Grants of Plan-Based Awards
The following table provides information related to nonequity and equity-based awards made to the Named Executive Officers for the 2006 fiscal year.

		Estimated Future Payouts
		Under Non-Equity Incentive	All Other
		Plan Awards(1)	Stock Awards

			Number of
			Shares of	Grant Date Fair
	Grant		Stock or	Value of Stock and
Name	Date	Target	Units	Option Awards
(a)	(b)	($) (c)	(#) (d)(2)	(e)(3)

Robert A. Davidson		$821,333

	4/17/2006		8,400	$328,356

Judy R. McReynolds		326,200

	4/17/2006		4,600	179,814

Christopher D. Baltz		361,150

	4/17/2006		4,600	179,814

Wesley B. Kemp		361,650

	4/17/2006		4,600	179,814

Roy M. Slagle		361,650

	4/17/2006		4,600	179,814

Robert A. Young III		—

	4/17/2006		3,700	144,633

David E. Loeffler		—		—

			—

(1)	The 2006 performance criteria for the Annual Incentive Compensation Plan was approved by the Compensation Committee of the Company’s Board of Directors on January 23, 2006. The award amount was based on ABC’s 2006 forecasted ROCE of 17% and ABF’s forecasted ROCE of 18%. No payment is made under the plan if the ROCE is less than 7% with higher ROCEs resulting in higher incentive payments and the maximum payment allowed under the plan is $2 million. Actual payments made in January 2007 for awards earned under the Annual Incentive Compensation Plan are shown in the Non-Equity Incentive Plan Compensation column (column f) of the Summary Compensation Table.

(2)	Reflects restricted stock award made under the 2005 Ownership Incentive Plan on April 17, 2006.

(3)	Reflects the full grant date fair value ($39.09 per share) of restricted stock awards made under the 2005 Ownership Incentive Plan on April 17, 2006.
Non-Equity Incentive Awards. Each Named Executive Officer level (such as President–CEO or all Senior Vice Presidents) has a predetermined target percentage of their base salary (50% to 60% in 2006) that is multiplied by a factor determined by the ROCE achieved by the Company or ABF as applicable. A minimum of 7% ROCE must be achieved for any incentive to be earned with higher levels of ROCE resulting in additional earned incentive, subject to a $2 million per participant maximum annual award. The ROCE thresholds that impact the size of an award are based on studies conducted for the Company on the average ROCE for S&P 500 publicly traded companies. For each plan year, if participants have been in the plan a minimum of 90 days, they are eligible for a prorated benefit upon early retirement (age 55 with 10 years of service), normal retirement (age 65), death or disability based on their base salary received and the period of time in the plan during the year. Upon a change-in-control, participants are entitled to the greater of the target incentive award or final award for the plan year during which the change-in-control occurs.
Stock Awards. Vesting of restricted stock generally occurs on the fifth anniversary of the award date. Accelerated vesting provisions apply for normal retirement (age 65), death, disability or change-in-control of the Company. Upon early retirement (age 55 with 10 years of service), the participant is entitled to a pro rata number of restricted stock shares based on the number of whole months since the award date, if a minimum of twelve months have elapsed since the award date. Dividends are paid on restricted stock awards.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information related to any equity-based awards outstanding as of December 31, 2006 for the Named Executive Officers.

Option Awards						Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of		Market Value of
	Unexercised	Unexercised		Option	Option	Shares or Units		Shares or Units of
	Options	Options		Exercise	Expiration	of Stock that		Stock that Have Not
Name	(#) Exercisable	(#) Unexercisable		Price	Date	Have Not Vested		Vested
(a)	(b)	(c)		($) (e)	(f)	(#) (1) (g)		($)(2) (h)
Robert A. Davidson	10,000	—		$24.3750	1/18/2011
	4,000	—		28.0500	12/19/2011
	6,000	4,000	(3)	24.5900	1/22/2013	3,800	(5)	$136,800
	4,000	6,000	(4)	29.1000	1/28/2014	8,400	(6)	302,400
Judy R. McReynolds	2,400	—		13.6250	4/19/2010
	4,000	—		24.3750	1/18/2011
	3,467	—		28.0500	12/19/2011
	3,000	3,000	(3)	24.5900	1/22/2013	4,000	(5)	144,000
	3,000	4,500	(4)	29.1000	1/28/2014	4,600	(6)	165,600
Christopher D. Baltz	400	—		24.3750	1/28/2011
	800	—		28.0500	12/19/2011
	200	400	(3)	24.5900	1/22/2013	4,000	(5)	144,000
	1,500	4,500	(4)	29.1000	1/28/2014	4,600	(6)	165,600
Wesley B. Kemp	1,200	—		7.6250	1/27/2009
	4,800	—		13.6250	4/19/2010
	10,000	—		24.3750	1/18/2011
	4,000	—		28.0500	12/19/2011
	4,500	3,000	(3)	24.5900	1/22/2013	2,667	(5)	96,012
	3,000	4,500	(4)	29.1000	1/28/2014	4,600	(6)	165,600
Roy M. Slagle	2,400	—		13.6250	4/19/2010
	4,140	—		24.3750	1/18/2011
	4,000	—		28.0500	12/19/2011
	4,500	3,000	(3)	24.5900	1/22/2013	4,000	(5)	144,000
	3,000	4,500	(4)	29.1000	1/28/2014	4,600	(6)	165,600
Robert A. Young III(7)	20,000	—		5.6375	3/25/2007
	12,000	—		8.3875	1/31/2008
	24,000	—		14.9875	1/31/2008
	20,000	—		26.8125	1/31/2008
	11,554	—		28.0500	1/31/2008
	15,000	—		24.5900	1/31/2008
	15,000	—		29.1000	1/31/2008	—		—
David E. Loeffler(8)	—	—		—	—	—		—

(1)	Vesting of restricted stock generally occurs on the fifth anniversary of the award date. Accelerated vesting occurs upon normal retirement (age 65), death, disability or change-in-control of the Company. Upon early retirement (age 55 with ten years of service), the participant is entitled to the vesting of a pro rata number of shares of restricted stock based on the number of whole months elapsed since the award date if there has elapsed a minimum of twelve months since the award date. Employees, including Named Executive Officers, who have attained the early retirement age and service requirements but have not terminated employment are subject to income tax monthly on a pro rata portion of their restricted stock award.

(2)	Reflects value of unvested Restricted Stock as of December 31, 2006 awarded under the 2005 Ownership Incentive Plan. The value is based on the closing market price of the Company’s Common Stock of $36.00 on December 31, 2006.

(3)	Stock options vest at the rate of 20% per year with vesting dates of January 22, 2004; January 22, 2005; January 22, 2006; January 22, 2007; and January 22, 2008.

(4)	Stock options vest at the rate of 20% per year with vesting dates of January 28, 2005; January 28, 2006; January 28, 2007; January 28, 2008; and January 28, 2009.

(5)	These restricted stock awards fully vest on April 20, 2010, the fifth anniversary of their grant date. Dividends are paid on restricted stock awards and reported in the All Other Compensation column of the Summary Compensation Table (column h).

(6)	These restricted stock awards fully vest on April 17, 2011, the fifth anniversary of their grant date. Dividends are paid on restricted stock awards and reported in the All Other Compensation column of the Summary Compensation Table (column h).

(7)	Vesting of Mr. Young’s outstanding stock options and restricted stock was accelerated upon his normal retirement on January 31, 2006.

(8)	Mr. Loeffler’s unvested outstanding stock options and restricted stock were forfeited upon his early retirement on February 21, 2006.
All stock options previously granted (i) have an exercise not less than the closing price of the Company’s Common Stock on the grant date, (ii) are exercisable at 20% per year, generally starting on the first anniversary of the grant date, and (iii) are granted for a term of 10 years. Accelerated vesting provisions apply for normal retirement (age 65), death, disability or change-in-control of the Company.
Option Exercises and Stock Vested
The following table provides information related to stock options exercised by the Named Executive Officers and restricted stock that became vested during the 2006 fiscal year for the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting		Vesting
(a)	(#) (b)	($) (c)(1)	(#) (d)		($) (e)(2)

Robert A. Davidson	18,000	$548,190	1,900	(3)	$80,932

Judy R. McReynolds	—	—	—		—

Christopher D. Baltz	—	—	—		—

Wesley B. Kemp	—	—	1,333	(3)	56,794

Roy M. Slagle	—	—	—		—

Robert A. Young III	—	—	8,400		359,604
	—	—	3,700	(4)	144,633

David E. Loeffler	6,156	106,383	—		—

(1)	Value realized from stock options is equal to the closing price of the Company’s Common Stock on the date of exercise less the exercise price multiplied by the number of options exercised.

(2)	Value realized from restricted stock is equal to the closing market price of the Company’s Common Stock on the date of vesting multiplied by the number of vested shares.

(3)	The Company has determined that tax liability is incurred by award recipients who are eligible for accelerated vesting upon early retirement (age 55 and 10 years of service); therefore, employees, including Named Executive Officers, who have attained the early retirement age and service requirements but have not terminated employment are subject to income tax monthly on a pro rata portion of their restricted stock award. Restricted stock shares are reduced monthly by the number of shares necessary to reimburse the Company for its minimum statutory tax withholding obligations for the value of restricted stock shares which have become subject to current tax liability for the award recipient. The balance of the taxable restricted stock shares that are not reduced to cover withholding obligations remain as outstanding awards for the NEO until until the earlier of five years from the award date or a qualifying termination event. For Mr. Davidson, of the 1,900 shares that are taxable, 826 were cancelled to cover withholding obligations and 1,074 remain taxable but not issued. For Mr. Kemp, of the 1,333 shares that are taxable, 446 were cancelled to cover withholding obligations and 887 remain taxable but not issued.

(4)	In 2006, Non-Employee Director’s Restricted Stock Award Agreements were amended to provide for accelerated vesting and distribution of 40% of the number of shares which the Company determined would be subject to taxation prior to otherwise being vested under the terms of the Agreements. For Mr. Young, of the 3,700 shares that were determined to be taxable, 1,480 were issued to him and 2,220 remain taxable but not issued.
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2006 with respect to the Company’s compensation plans under which equity securities of the Company are authorized for issuance.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans,
	Outstanding Options,	Outstanding Options,	Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a)
Equity Compensation Plans Approved by Security Holders	546,802 (1)	$24.6808	1,180,537
Equity Compensation Plans Not Approved By Security Holders(2)	320,548	24.0029	—

Total	867,350	$24.4303	1,180,537

(1)	This amount includes awards outstanding under the 2002 Arkansas Best Corporation Stock Option Plan and the 1992 Stock Option Plan; however, no further grants can be made from these option plans following approval of the 2005 Ownership Incentive Plan. On April 20, 2005, the Company’s stockholders approved the 2005 Ownership Incentive Plan which allows for the award of incentive stock options, non-qualified stock options, SARs, restricted stock, restricted stock units or performance award units. The aggregate number of shares that can be issued pursuant to the awards is 1,500,000 plus any shares subject to outstanding awards under the 1992 Stock Option Plan, 2002 Arkansas Best Corporation Stock Option Plan and the Arkansas Best Corporation Non-Qualified Stock Option Plan that do not result in the issuance of shares because they have been canceled, expired, forfeited, settled in cash or used to pay the exercise price or withholding taxes. The Board’s Compensation Committee administers each of these plans.

(2)	On April 19, 2000, the Company adopted its Non-Qualified Stock Option Plan (“2000 Non-Qualified Plan”), as a broad based plan with 1.0 million option shares authorized for awards. No further grants can be made from the 2000 Non-Qualified Plan, since approval of the 2005 Ownership Incentive Plan. No awards have been made under the 2000 Non-Qualified Plan to the Company’s Board of Directors or to its Named Executive Officers at the time they were a Named Executive Officer.
Vesting of restricted stock generally occurs on the fifth anniversary of the award date. Accelerated vesting provisions apply for normal retirement (age 65), death, disability or change-in-control of the Company. Upon early retirement (age 55 with 10 years of service), the participant is entitled to a pro rata number of restricted stock shares based on the number of whole months since the award date, if a minimum of twelve months have elapsed since the award date. Dividends are paid on restricted stock awards.
All stock options previously granted (i) have an exercise not less than the closing price of the Company’s Common Stock on the grant date, (ii) are exercisable at 20% per year, generally starting on the first anniversary of the grant date, and (iii) are granted for a term of 10 years. Accelerated vesting provisions apply for normal retirement (age 65), death, disability or change-in-control of the Company.

Pension Benefits
The following table illustrates the present value of the accumulated benefit as of December 31, 2006 from the Arkansas Best Corporation Pension Plan (“Pension Plan”), ABC Supplemental Benefit Plan and ABF Freight System, Inc. Supplemental Benefit Plan (together the “SBP”) and Deferred Salary Agreements (collectively “DSA”) for the Named Executive Officers.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
(a)	(b)	(#) (c)	($) (d)(1)	($) (e)
Robert A. Davidson	ABC Pension Plan	35.0	$862,521	$—
	ABC Supplemental Benefit Plan	35.0	4,979,689	—
	ABC Deferred Salary Agreement	35.0	926,138	—
Judy R. McReynolds	ABC Pension Plan	9.7	82,450	—
	ABC Supplemental Benefit Plan	9.7	294,836	—
	ABC Deferred Salary Agreement	9.7	185,494	—
Christopher D. Baltz	ABC Pension Plan	18.1	112,710	—
	ABF Supplemental Benefit Plan	18.1	317,270	—
	ABC Deferred Salary Agreement	18.1	146,928	—
Wesley B. Kemp	ABC Pension Plan	37.6	947,919	—
	ABF Supplemental Benefit Plan	37.6	2,645,141	—
	ABC Deferred Salary Agreement	37.6	471,219	—
Roy M. Slagle	ABC Pension Plan	30.6	523,381	—
	ABF Supplemental Benefit Plan	30.6	1,484,567	—
	ABC Deferred Salary Agreement	30.6	313,388	—
Robert A. Young III(2)	ABC Pension Plan	42.1	—	2,537,975
	ABC Supplemental Benefit Plan	42.1	—	11,626,165
	ABC Deferred Salary Agreement	42.1	1,438,127	192,500
David E. Loeffler(3)	ABC Pension Plan	10.2	—	195,283
	ABC Supplemental Benefit Plan	10.2	—	1,147,062
	ABC Deferred Salary Agreement	10.2	185,909	20,807

(1)	The actuarial present value of the accumulated benefits is determined using the same assumptions as used by the Company for financial reporting purposes except the payment date is assumed to be age 60 for the Pension Plan and SBP rather than age 65. Age 60 is the earliest date a benefit can be paid with no benefit reduction under the Pension Plan and SBP.

(2)	Credited Service for Mr. Young is through his January 31, 2006 retirement date and there were no further benefit accruals after this date. The amounts reported in this table are the actual payment amounts under the Plans. Payments for the Pension Plan and SBP were calculated based on the actual interest rate in effect at the time of his retirement under the terms of the plan of 4.73%. Mr. Young’s Pension Plan benefit includes $558,147 in after-tax employee contributions made prior to 1988 and related earnings. No further payments are due to him under these plans. At retirement, Mr. Young was entitled to a monthly DSA payment of $17,500 for 120 months. Benefits accrued under these plans after December 31, 2004 were delayed six months as required by the AJCA.

(3)	Credited Service for Mr. Loeffler is through his February 21, 2006 retirement date and there were no further benefits accruals after this date. Payments for the Pension Plan and SBP were calculated based on the actual interest rate in effect at the time of his retirement under the terms of the plan of 4.73%. No further payments are due to him under these plans. At retirement, Mr. Loeffler was entitled to a monthly DSA payment of $2,229 for 120 months. Benefits accrued after December 31, 2004 were delayed six months as required by the AJCA.
The Pension Plan is a tax-qualified defined benefit plan that covers certain nonunion employees, including the Named Executive Officers. Benefits are based upon a participant’s years of service and the highest average monthly earnings for sixty (60) consecutive months (“FAP”) expressed in terms of annual compensation. As of December 31, 2006, the FAP for Named Executive Officers without regard to IRC limitations was: Mr. Davidson, $762,161; Ms. McReynolds, $374,042; Mr. Baltz, $320,689; Mr. Kemp, $438,774; Mr. Slagle, $438,774; Mr. Young, $1,409,059 (as of January 31, 2006 retirement date); and Mr. Loeffler, $497,419 (as of February 21, 2006 retirement date). Eligible earnings generally include salary and annual incentive payments and are subject to the IRC annual compensation limitation. For 2006, the annual IRC limitation was $220,000. Pension Plan benefits are also subject to certain other limitations in the IRC. Benefits are paid from the Arkansas Best Pension Trust. Participants may elect a lump sum or annuity payment. Payment from the Pension Plan is made upon normal retirement, early retirement, termination, death or disability.

Normal retirement benefits under the Pension Plan are calculated as a lump sum equal to:
10% x FAP x years of service
Early retirement eligible participants (age 55 with 10 years of service) are subject to a benefit reduction of 5% for each year he or she retires prior to age 60.
No new participants are permitted in the Pension Plan after December 2005, but benefit accruals for existing participants continue under the Pension Plan.
The SBP supplements benefits under the Pension Plan. The SBP was designed to replace benefit reductions (i) from various IRC limits, and (ii) from reductions in the rate of benefit accruals from the Company’s 1985 pension formula. The SBP takes into account all eligible earnings under the Pension Plan without regard to IRC limitations. Participation in the SBP is generally limited to officers of the Company or ABF, including the Named Executive Officers. Upon termination of employment, benefits are paid in a lump sum as soon as administratively feasible unless prior to termination the participant elects to receive their payment in annual installments over a period of not more than 15 years. Benefits must be delayed for six months for key employees as provided under the AJCA. Benefits are paid from the general assets of the Company.
Benefits under the SBP are calculated as an annuity and then converted to a lump sum.
The annuity formula for the ABC Supplemental Benefit Plan is:
1% x $400 x years of service + 2.0% x (FAP–$400) x years of service
The annuity formula for the ABF Supplemental Benefit Plan is:
.75% x $400 x years of service + 1.75% x (FAP–$400) x years of service
Early retirement eligible participants (age 55 with 10 years of service) are subject to a benefit reduction of 6% per year for each year prior to age 60.
Mr. Davidson and Mr. Kemp meet the early retirement criteria under the Pension Plan and SBP as of December 31, 2006.
No new participants were permitted in the SBP after December 2005, and caps have been placed on the maximum benefits payable.
In the event of a change-in-control of the Company, terminated participants who have deferred the receipt of their SBP benefit will receive a lump-sum payment of any remaining deferred SBP benefit as soon as administratively feasible, except to the extent payment must be delayed for six months for key employees as provided under the AJCA.
The Company and ABF have unfunded, noncontributory DSAs with certain of their officers, including the Named Executive Officers. Upon normal retirement (age 65), death or disability, the DSA benefit is equal to 35% of the participant’s final monthly base salary paid monthly for 120 months. Upon termination of employment prior to age 65, the monthly benefit is equal to the participant’s years of service (with a maximum of 25 years) times 3% times 35% of the participant’s final monthly base salary. Benefit payments commence in the month following termination, except to the extent a portion of the benefit must be delayed for six months for key employees as provided under the AJCA. DSA benefits are paid from the general assets of the Company.
No further DSAs will be entered into after December 2005.

The DSA provides that in the event of a change-in-control of the Company, all benefits become 100% vested, and if the individual’s employment terminates within three years after the change-in-control event occurs, then the individual may elect to receive their benefit as a lump sum payable within fifteen days, with the 120 monthly installments discounted at 6.22% as provided in the DSA, except where payment must be delayed for six months for key employees as provided under the AJCA. DSA benefits will be reduced to the extent required to avoid being classified as excess payments under IRC Section 280G. Other than during a three-year period following a change-in-control of the Company, any unpaid DSA benefit is subject to forfeiture if the participant is discharged for wrongful conduct injurious to the Company, or if, following the date of termination, the participant discloses confidential information relating to the Company to unauthorized persons or becomes employed or renders services to a competitor of the Company.
The Company has a practice of not granting extra years of credited services under any of its benefit plans.
Non-Qualified Deferred Compensation
This table shows the Named Executive Officers’ deferred compensation activity for the Arkansas Best Voluntary Savings Plan (“VSP”).

	Executive	Registrant		Aggregate	Aggregate
	Contributions	Contributions	Aggregate Earnings	Withdrawals/	Balance
Name	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
(a)	($) (b)(1)	($) (c)	($) (d)	($) (e)	($) (f)(2)

Robert A. Davidson	$—	$—	$56,329	$—	$360,306
Judy R. McReynolds	—	—	—	—	—
Christopher D. Baltz	—	—	—	—	—
Wesley B. Kemp	—	—	1,611	124,042	—
Roy M. Slagle	—	—	—	—	—
Robert A. Young III	—	—	14,871	218,823	53,100
David E. Loeffler	—	—	—	—	—

(1)	No Named Executive Officers made deferrals to the VSP in 2006.

(2)	Aggregate balance includes the Named Executive Officers’ contributions which were reported as compensation in the Salary column of the Summary Compensation Table for previous years.
Participants in the VSP include certain officers of the Company and its subsidiaries, including the Named Executive Officers. The VSP is a non-qualified plan created to offset the IRC limitations on contributions by highly compensated employees to the Company’s 401(k) Plan. The VSP allows participants to annually defer from 1% to 75% of each of their base salary and incentive compensation which are paid in cash. The Company will match 15% of the participant’s VSP contributions, up to an annual maximum match of $15,000. Company match generally vests five years from the year in which the deferral occurs. Accelerated vesting of Company match occurs upon termination, death, disability, attaining age 60 or a change-in-control of the Company.
Participants can select investments from a select group of mutual funds which are generally the same options available under the Company’s 401(k) Plan. Although no assets may actually be invested, the participant’s benefit value is based on the gains/losses of the investments they choose. No above market or preferential earnings are paid under the VSP and therefore none of the earnings reported in column (d) are included in the Summary Compensation Table. Participants may change their investment options at any time by submitting a change form to the Plan Administrator. The table below shows the funds available in the VSP and the annual return of each for the calendar year ended December 31, 2006.

Fund	2006 Return

Fidelity Retirement Money Market Fund	4.82%
Fidelity U.S. Bond Index Fund	4.33%
PIMCO Total Return Fund — Administrative Class	3.74%
CRM Small Cap Value Fund — Institutional Class	14.75%
CRM Mid Cap Value Fund — Institutional Class(1)	17.26%
Fidelity Low-Priced Stock Fund	17.76%
Fidelity Spartan Extended Market Index Fund — Investor Class	15.35%
Fidelity Fund	13.67%
Fidelity Capital Appreciation	13.80%
Dodge & Cox Stock Fund	18.53%
Spartan U.S. Equity Index Fund — Investor Class	15.72%
American Beacon International Equity Fund — PlanAhead Class	26.15%
Spartan International Index Fund	26.15%
Vanguard Target Retirement Income Fund	6.38%
Vanguard Target Retirement 2005 Fund	8.23%
Vanguard Target Retirement 2010 Fund(1)(2)	10.10%
Vanguard Target Retirement 2015 Fund	11.42%
Vanguard Target Retirement 2020 Fund(1)(2)	12.00%
Vanguard Target Retirement 2025 Fund	13.24%
Vanguard Target Retirement 2030 Fund(1)(2)	13.65%
Vanguard Target Retirement 2035 Fund	15.24%
Vanguard Target Retirement 2040 Fund(1)(2)	13.20%
Vanguard Target Retirement 2045 Fund	15.98%
Vanguard Target Retirement 2050 Fund(1)(2)	13.80%

(1)	Fund available in plan effective January 1, 2007.

(2)	Return provided is since fund’s inception on June 7, 2006.
As required under the AJCA, elections to defer salary must be made prior to the end of the year preceding the year the salary was earned. Elections to defer incentive payments must be made no later than six months prior to the end of the designated performance period.
Withdrawal elections must be made in conjunction with the deferral election. Changes to withdrawal elections for post-AJCA deferrals must be made at least 12 months prior to the initial elected start date and must defer the new start date at least five years. Changes to withdrawal elections for pre-AJCA deferrals must be filed at least 12 months prior to the initial election start date and the new start date must be at least 12 months from the date the change election was filed. For pre-AJCA deferrals, participants are eligible for an in-service withdrawal of their vested balance. If such a withdrawal is requested, an amount equal to 10% of the withdrawn amount is forfeited and participation in the plan is suspended until the first enrollment period following the one year anniversary of the withdrawal. There are no in-service withdrawals allowed for post-AJCA deferrals. Hardship withdrawals are available to participants in order to satisfy a severe financial hardship plus the amounts anticipated to pay taxes on the withdrawal amount. The term “severe financial hardship” generally means an unforeseeable event resulting from a sudden and unexplained illness or accident experienced by the participant or his or her dependents, and/or the loss of property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant’s control.
Pre-AJCA deferrals are defined as employee contributions and Company match that were deferred prior to and vested as of December 31, 2004.
Post-AJCA deferrals are defined as employee contributions and company match that were deferred after December 31, 2004 or Company match that was not vested as of December 31, 2004.
In the event of a change-in-control of the Company, as defined in the VSP, all contributions, Company match and earnings on each will be distributed as a lump sum as soon as administratively possible, except where payment must be delayed for six months for key employees as provided under the AJCA.

Potential Payments Upon Termination or Change-in-Control
The Company does not have any employment contracts with the Chief Executive Officer or with any of the other Named Executive Officers. The Company also does not have any severance or change-in-control arrangements with the Named Executive Officers other than the applicable termination and change-in-control provisions contained within the various arrangements discussed elsewhere in the Proxy. These termination and change-in-control provisions are described below.
Payments Made Upon Termination. Regardless of the manner in which a Named Executive Officer’s employment with the Company terminates, the officer is entitled to receive compensation and other benefits earned during the term of his or her employment, including the following:
•	Accrued vacation (See the table on page 35 for values);

•	Monthly DSA benefit earned as of the termination date (See “Pension Benefits” section for lump sum value as of December 31, 2006);

•	Company match account under VSP becomes 100% vested (See “Non-Qualified Deferred Compensation” section for values); and

•	Pension and SBP earned as of the termination date (See “Pension Benefits” section for values).
Payments Made Upon Early Retirement. In the event of a Named Executive Officer’s termination due to his or her early retirement, the officer will be entitled to the following, in addition to the items identified in the above Payments Made Upon Termination section. Early retirement is generally defined as termination of employment after reaching at least age 55 with ten years of service.
•	Vesting of a pro rata number of shares of restricted stock based on the number of whole months elapsed since the award date if there has elapsed a minimum of twelve months since the award date. As described above, Named Executive Officers are taxed monthly on a pro rata portion of their restricted stock award if they already meet early retirement eligibility requirements; therefore, no value is reported in the below table upon early retirement for the Named Executive Officers who are already eligible for early retirement (See the table on page 35 for values);

•	Executive Medical Plan coverage, with the officer responsible for paying a monthly premium amount equal to the then current COBRA rate until age 60 (See the table on page 35 for values); and

•	A pro rata benefit under the C-LTIP, if participating, and under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period if he or she has completed a minimum of (a) 12 months in the measurement period under the C-LTIP or (b) 90 days in the measurement period under the Annual Incentive Plan, respectively. No Named Executive Officers participated in the C-LTIP as of December 31, 2006 (See the “Summary Compensation Table” for Annual Incentive Plan payments).
Payments Made Upon Normal Retirement, Death or Disability. In the event of a Named Executive Officer’s termination due to his or her normal retirement, death, or disability, the officer will be entitled to the following, in addition to the items identified in the above Payments Made Upon Termination section. Under the Company’s arrangements, normal retirement is generally defined as termination of employment on or after attaining age 65 and disability is generally determined to have occurred if the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months.
•	Immediate vesting of all unvested stock options and shares of restricted stock (See the table on page 35 for values of stock options and restricted stock related to accelerated vesting);

•	Executive Medical Plan coverage (See table on page 35 for values);

•	100% vesting in the DSA benefit which is paid monthly over 120 months (See table on page 35 for value related to accelerated vesting of benefit); and

•	A pro rata benefit under the C-LTIP, if participating, and under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period if he or she has completed a minimum of (a) 12 months in the measurement period under the C-LTIP or (b) 90 days in the measurement period under the Annual Incentive Plan, respectively. No Named Executive Officers participated in the C-LTIP as of December 31, 2006 (See the “Summary Compensation Table” for Annual Incentive Plan payments).

Payments Made Upon a Change-in-Control. In the event of a change-in-control of the Company, the Named Executive Officer will be entitled to the following.
•	100% vesting in all unvested stock options. (See the table on page 35 for the value of options related to accelerated vesting);

•	Company match account under VSP becomes 100% vested and the VSP account balance is paid as a lump sum (See “Non-Qualified Deferred Compensation” section for values); and

•	A pro rata benefit under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period equal to the greater of 100% of the target award or the actual award earned during the measurement period. (See the “Summary Compensation Table” for Annual Incentive Plan payments).
Change-in-control under the Company’s arrangements is generally defined as the earliest date on which any of the following events shall occur: (i) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s Common Stock would be converted into cash, securities, or other property, or any lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation), in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any such consolidation, merger, lease, exchange or transfer in which the Company, or any of its affiliates, or the holders of the Company’s Common Stock immediately prior to any such actions have at least a fifty-one percent (51%) ownership of the surviving corporation after the consolidation or merger of the entity to which such assets are transferred, leased, exchanged or otherwise transferred; (ii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iii) any “person” (as such is defined in Section 3(a)(9) or Section 13(d)(3) under the Securities Exchange Act of 1934 [the “1934 Act”]) or any “group” (as such term is used in Rule 13d-5 promulgated under the 1934 Act) other than the Company or any successor of the Company or any subsidiary of the Company or any employee benefit plan of the Company or any subsidiary (including such plan’s trustee), becomes a beneficial owner for purposes of Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities of the Company represented thirty-five percent (35%) or more of the Company’s then outstanding securities having the right to vote in the election of directors; or (iv) if at any time the Continuing Directors then serving on the Board of Directors cease for any reason to constitute at least a majority thereof.
Payments Made Upon Termination After a Change-in-Control. In the event of a Named Executive Officer’s termination following a change-in-control of the Company, the Named Executive Officer will be entitled to the following, in addition to the items identified in the above Payments Made Upon Termination section.
•	If termination of the Named Executive Officer occurs within 24 months of the change-in-control for Good Reason or Without Cause as defined in the Restricted Stock Agreement, shares of restricted stock become fully vested as of the termination date (See the table on page 35 for restricted stock value related to accelerated vesting);

•	If termination of the Named Executive Officer occurs within 36 months of the change-in-control, the officer becomes 100% vested in the DSA benefit and the benefit is distributed as a lump sum (See Pension Benefits section for values); and

•	If termination of the Named Executive Officer occurs within 24 months of the change-in-control for Good Reason or Without Cause as defined in the LTIP, the officer is entitled to a pro rata benefit under the C-LTIP, if participating, based on the number of months of participation in the applicable measurement period equal to the greater of 100% of the target award or the actual award earned during the measurement period. No Named Executive Officers participated in the C-LTIP as of December 31, 2006.
Generally, these change-in-control provisions provide that no accelerated benefit will be paid if it would constitute an excess parachute payment under IRC Section 280G(b)(3). As of December 31, 2006, there are no Named Executive Officers who receive payments that would constitute excess parachute payments under IRC Section 280G upon a change-in-control of the Company.

Restrictive Covenants. Under the DSA, no unpaid benefit will be paid if the Named Executive Officer is discharged for wrongful conduct injurious to the Company, if the Named Executive Officer shall disclose confidential information relating to the Company or if the Named Executive Officer becomes employed or renders service to any competitor of the Company. Under the Restricted Stock Award Agreements, if the Compensation Committee determines that the recipient has committed an Act of Misconduct, as defined in the Agreement, the recipient forfeits all restricted stock awards that have not already been distributed to them. The Executive Medical Plan provides that coverage will be forfeited if the Named Executive Officer becomes an employee, consultant or has an ownership interest in any competitor of the Company.
The following table reflects compensation payable to each Named Executive Officer under various employment termination events. The amounts shown below assume that each Named Executive Officer terminated employment with the Company effective December 31, 2006, and estimates the value to the Named Executive Officer as a result of each triggering event. The accelerated benefit amount payable to each Named Executive Officer as a result of termination, early retirement, normal retirement, death, disability or change-in-control of the Company is shown below. The table reflects Mr. Young’s accelerated value due to his normal retirement on January 31, 2007 and Mr. Loeffler’s accelerated value due to his early retirement on February 21, 2006.
See the Pension Benefits section of this proxy for benefits payable under the Pension Plan and SBP. Benefits payable under the VSP are located in the Non-Qualified Deferred Compensation table. Annual Incentive Compensation awards are provided in the column (f) of the Summary Compensation table.

								Termination
								Without
								Cause or
								Resignation
								for Good
								Reason
		General	Early	Normal			Change-in-	After Change
Name	Benefit	Termination	Retirement	Retirement	Death	Disability	Control	-in-Control
Robert A. Davidson(8)	Stock Options(1)	$—	$—	$87,040	$87,040	$87,040	$87,040	$—
	Restricted Stock(2)	—	—	439,200	439,200	439,200	—	439,200
	Executive Medical(3)	408,543	408,543	273,812	211,996	418,202	—	—
	Accrued Vacation(4)	48,077	48,077	48,077	48,077	48,077	—	48,077
	DSA(5)	—	—	330,035	330,035	330,035	—	317,228

Judy R. McReynolds	Stock Options(1)	—	—	65,280	65,280	65,280	65,280	—
	Restricted Stock(2)	—	48,000	309,600	309,600	309,600	—	309,600
	Executive Medical(3)	—	396,094	220,536	408,523	738,353	—	—
	Accrued Vacation(4)	13,846	13,846	13,846	13,846	13,846	—	13,846
	DSA(5)	—	—	451,540	451,540	451,540	—	445,393

Christopher D. Baltz	Stock Options(1)	—	—	35,614	35,614	35,614	35,614	—
	Restricted Stock(2)	—	48,000	309,600	309,600	309,600	—	309,600
	Executive Medical(3)	—	470,411	273,812	402,895	826,422	—	—
	Accrued Vacation(4)	18,461	18,461	18,461	18,461	18,461	—	18,461
	DSA(5)	—	—	291,909	291,909	291,909	—	285,762

Wesley B. Kemp(8)	Stock Options(1)	—	—	65,280	65,280	65,280	65,280	—
	Restricted Stock(2)	—	—	261,612	261,612	261,612	—	261,612
	Executive Medical(3)	392,117	392,117	273,812	211,738	392,117	—	—
	Accrued Vacation(4)	23,077	23,077	23,077	23,077	23,077	—	23,077
	DSA(5)	—	—	158,417	158,417	158,417	—	152,270

Roy M. Slagle	Stock Options(1)	—	—	65,280	65,280	65,280	65,280	—
	Restricted Stock(2)	—	48,000	309,600	309,600	309,600	—	309,600
	Executive Medical(3)	—	470,411	273,812	372,609	651,113	—	—
	Accrued Vacation(4)	23,077	23,077	23,077	23,077	23,077	—	23,077
	DSA(5)	—	—	158,417	158,417	158,417	—	152,270

Robert A. Young III	Stock Options(6)	—	—	266,820	—	—	—	—
	Restricted Stock(7)	—	—	359,604	—	—	—	—
	Executive Medical(3)	—	—	243,010	—	—	—	—
	Accrued Vacation(4)	—	—	57,692	—	—	—	—
	DSA(10)	—	—	396,042	—	—	—	—

David E. Loeffler	Stock Options(1)	—	—	—	—	—	—	—
	Restricted Stock(9)	—	—	—	—	—	—	—
	Executive Medical(3)	—	278,052	—	—	—	—	—
	Accrued Vacation(4)	—	—	—	—	—	—	—
	DSA(5)	—	—	—	—	—	—	—

(1)	The stock option value is calculated using the difference in the exercise price of each option and the closing market price of the Company’s Common Stock on December 31, 2006 multiplied by the total number of stock options that became vested for the Named Executive Officer as a result of the applicable triggering event.

(2)	The restricted stock value is calculated using the closing market price of the Company’s Common Stock on December 31, 2006 multiplied by the number of the Named Executive Officer’s restricted stock shares vesting as a result of the applicable triggering event.

(3)	The Executive Medical Plan value is based on the accumulated benefit obligation for the Named Executive Officer as of December 31, 2006 using the same assumptions as used by the Company for financial reporting purposes except the Named Executive Officer’s actual age at December 31, 2006 for the triggering events provided.

(4)	The accrued vacation value is based on the Named Executive Officer’s earned weeks of vacation as of December 31, 2006.

(5)	The DSA value is equal to the accelerated benefit value as a result of the applicable triggering event. This value is based on the difference in the present value of the 120 monthly payments assuming the applicable triggering event occurred on December 31, 2006 less the actual DSA value accrued as of December 31, 2006. An interest rate of 6% was used to value the stream of payments upon normal retirement, death and disability. An interest rate of 6.22% was used to value the stream of payments upon a change-in-control as provided in the DSA.

(6)	The stock option value is calculated using the difference in the exercise price and closing market price of the Company’s Common Stock on Mr. Young’s January 31, 2006 retirement date multiplied by the total number of stock options that became vested for Mr. Young as a result of his normal retirement.

(7)	The restricted stock value is calculated using the closing market price of the Company’s Common Stock on Mr. Young’s January 31, 2006 retirement date multiplied by the number of restricted stock shares issued to Mr. Young as a result of his normal retirement.

(8)	Messers. Davidson and Kemp qualify for early retirement (age 55 with 10 years of service) as of December 31, 2006; therefore, the amounts provided for voluntary termination are the same as for early retirement.

(9)	There is no restricted stock value for Mr. Loeffler resulting from his early retirement because it had been less than 12 months since the award date when he retired.

(10)	The DSA value is equal to the accelerated benefit value as a result of Mr. Young’s normal retirement. This value is based on the difference in the present value of the 120 monthly payments based on his normal retirement at January 31, 2006 less the actual DSA value accrued as of January 31, 2006 if he had not met the normal retirement eligibility requirements for the DSA. An interest rate of 6% was used to value the stream of payments.
Certain Transactions and Relationships
The Company’s Directors and executive officers did not have any “related person transactions” in 2006. “Related person transaction” is defined as any related person transaction required to be disclosed pursuant to SEC Regulation S-K, Item 404. For additional information, see the Audit Committee section under “Board of Directors and Committees.”
The Company has entered into the following agreements in prior years.
Indemnification Agreements. The Company has entered into indemnification agreements with the members of its Board of Directors. Under these agreements, the Company is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. The Company believes that these agreements are helpful in attracting and retaining qualified directors. The Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws also provide for indemnification of its officers and Directors to the fullest extent permitted by the Delaware General Corporation Law.

Stockholders’ Agreement. Pursuant to the terms of a Stockholders’ Agreement entered into in 1988 between the Company and Robert A. Young III, the Company has agreed that it will offer Mr. Young the right to include shares of the Company’s Common Stock he owns in certain registration statements filed by the Company (the “Piggy-back Rights”). Mr. Young is the Company’s Chairman of the Board and until his retirement in January 2006 was the Company’s Chief Executive Officer.
Under the Stockholders’ Agreement, the Company will indemnify Mr. Young for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by Mr. Young. The Company is obligated to pay all expenses incurred in connection with the registration of shares of Company Common Stock in connection with the Piggy-back Rights, excluding underwriters’ discounts and commissions.
Section 16(A) Beneficial Ownership Reporting Compliance
The Company’s executive officers, Directors, and persons who own more than 10% of a registered class of the Company’s equity securities are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes of ownership with the Securities and Exchange Commission. The SEC’s rules require such person to furnish the Company with copies of all Section 16(a) reports that are filed on their behalf. Based on a review of the reports submitted to the Company, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2006. The Company has not received any information from 10% stockholders indicating that they have not complied with filing requirements.
Report of the Audit Committee
The Audit Committee of the Board of Directors is comprised of Messrs. Allardyce, Edelstein and Zakon. The Nominating/Corporate Governance Committee has determined that each member of the Audit Committee meets applicable SEC and NASDAQ independence standards for Audit Committee members.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management, the assessment and report of management on the effectiveness of the Company’s internal control over financial reporting, which was performed by management using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm (“Accounting Firm”) its attestation report on management’s assessment of internal control over financial reporting.
The Audit Committee reviewed with the Company’s Accounting Firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the Accounting Firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication With Audit Committees). In addition, the Audit Committee received the written disclosures and the letter from the Company’s Accounting Firm required by Independence Standard Board Standard No. 1, discussed with the Accounting Firm its independence from management and the Company and considered the compatibility of nonaudit services with the Accounting Firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and Accounting Firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and Accounting Firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s Accounting Firm.

Audit Committee

Fred A. Allardyce, Chair
Frank Edelstein
Alan J. Zakon
The Audit Committee Charter, adopted by the Board of Directors for the Audit Committee on April 19, 2000 and revised on October 22, 2003, is posted in the Corporate Governance section of the Company’s Web site, arkbest.com.
Proposal II. Ratification of Appointment of
Independent Registered Public Accounting Firm
The Board of Directors recommends a vote “FOR” Proposal II.
The firm of Ernst & Young LLP served as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2006. The Audit Committee has appointed that firm to continue in that capacity for the fiscal year 2007, subject to the Audit Committee’s approval of an engagement agreement and related service fees, and recommends that a resolution be presented to stockholders at the 2007 Annual Meeting to ratify that appointment.
In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will appoint another independent registered public accounting firm as auditors. Representatives of Ernst & Young LLP will attend the 2007 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from stockholders.
Principal Accountant Fees and Services
In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.
The following is a summary of the fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005:

Fee Category	2006 Fees	2005 Fees
Audit Fees*	$804,200	$779,821
Audit-Related Fees	—	—
Tax Fees	24,271	86,446
All Other Fees	2,500	2,500

Total Fees	$830,971	$868,767

*	Includes Sarbanes-Oxley Section 404 Audit Fees of $325,000 for 2006 and $309,000 for 2005.

Audit Fees. Consists of fees billed for professional services rendered for the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting and quarterly reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations related to actual or potential impact of final or proposed rules, standards or interpretations.
Tax Fees. Consists of fees billed for professional services for tax compliance and tax consulting. These services include assistance regarding federal, state and international tax compliance and, in 2005, assistance with Internal Revenue Service interest calculations on tax assessments.
All Other Fees. Consists of fees for online technical accounting research materials.
Audit Committee Pre-Approval of Audit and
Permissible Non-Audit Services of Independent Registered Public
Accounting Firm
The Audit Committee, under the responsibilities and duties outlined in its charter, is to pre-approve all audit and nonaudit services provided by the Company’s independent registered public accounting firm (“Accounting Firm”). These services may include audit services, audit-related services, tax services and other services as allowed by law or regulation. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specifically approved amount. The Accounting Firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Accounting Firm in accordance with this pre-approval and the fees incurred to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
The Audit Committee, or the Audit Chair under authority of the Audit Committee, pre-approved 100% of the Company’s 2005 and 2006 audit fees, audit-related fees, tax fees and all other fees.
Proposal III. Shareholder Proposal
The Board of Directors recommends a vote “AGAINST” Proposal III.
The Company has received the following shareholder proposal from a shareholder who states that on November 7, 2006, it beneficially held 9,197 shares of the Company’s Common Stock. A representative of the shareholder making such proposal must attend the Annual Meeting in order to present this proposal to a vote of the stockholders. Set forth below are (1) the shareholder proposal, along with its supporting statement, exactly as submitted by such shareholder, and (2) a statement by the Company’s Board of Directors in opposition to the shareholder proposal. The Company will provide the name and address of the shareholder making the proposal promptly upon receiving an oral or written request from any stockholder. The Board of Directors recommends a vote “AGAINST” Proposal III for the reasons set forth in the Board of Directors Opposition Statement immediately following the “Shareholder Proposal.”
Shareholder Proposal
“RESOLVED: The stockholders of Arkansas Best Corporation (“Arkansas Best” or the “Company”) request that the board of directors take the necessary steps under applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

“Supporting Statement. The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of the Company and its stockholders.
“Arkansas Best’s board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.
“We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that a company will be managed in a manner that is in the best interest of stockholders.
“The evidence indicates that shareholders at other companies do not favor classified boards. Shareholder proposals urging annual elections of all directors received, on average, 66.8% of the vote in 2006, according to the Investor Responsibility Research Center. In recent years, dozens of companies – including Procter & Gamble, Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Cendant, Sprint, Great Lakes Chemical and Dow Jones – sought and received shareholder approval to declassify their boards. Several of Arkansas Best’s peers – Central Freight Lines, Old Dominion Freight Line, and YRC Worldwide – currently elect all directors annually.
“We recognize that Arkansas Best’s stock price has risen 60% over the five year period ending November 6, 2006, but we note that this performance lags behind the Company’s peers in the Dow Jones Trucking Index, which is up 144% over the same period.
“We thus urge our fellow stockholders to support this reform. A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change.
“WE URGE YOU TO VOTE FOR THIS RESOLUTION.”
(End of shareholder’s proposal.)
Board of Director’s Opposition Statement and Recommendation to vote AGAINST the Shareholder Proposal
Under the Company’s Restated Certificate of Incorporation, the Board of Directors has been divided into three classes with members of the Board of Directors elected to staggered three-year terms with approximately one-third of the Board’s members standing for election each year. The Board of Directors of the Company has given careful consideration to the stockholder proposal to declassify the Company’s Board of Directors. After careful deliberation, the Board of Directors has concluded that for the reasons described below it is in the best interests of the Company and its stockholders to maintain a classified Board of Directors on which the directors have staggered terms.
Stability and Continuity – The Board of Directors of the Company believes that the three-year staggered terms of directors provide stability and continuity in the leadership of the Company. Staggered terms are designed to ensure that at any given time, the Board of Directors has a majority of members who, by serving for several years, have developed a deeper understanding of the breadth and nature of the Company’s business. Directors who have considerable experience with and knowledge of the Company’s business are better equipped to provide the oversight and make the decisions required by a board of directors, and are, correspondingly, more capable of engaging in the long-term strategic planning that is critical to the Company’s success.
Long-Term Outlook – The Board of Directors believes the Company should be strongly focused on the long-term interests of its stockholders. The Board believes that having a classified board of directors better facilitates a long-term outlook, especially in a cyclical business, and provides the best value to the Company’s stockholders.

Protection Against Unfair Takeover Proposals – A classified board of directors can play an important role in protecting stockholders against an unsolicited takeover proposal at an unfair price. If the Company’s Board of Directors were not classified, a potential acquirer whose nominees receive a plurality of the votes cast at an annual meeting of the stockholders could replace all or a majority of the directors with its own nominees, who could then approve the takeover proposal from that acquirer even if the price did not adequately value the Company. A classified board of directors encourages a potential acquirer to negotiate with the Board of Directors on an arm’s-length basis, and provides the Board of Directors with more time and leverage to evaluate the takeover proposal, negotiate the best result for all stockholders and consider alternatives available to the Company. The Company has had first-hand experience in how a classified board can help benefit its stockholders when an unsolicited acquirer initiates an undervalued take-over attempt. In 1988 when the Company’s then classified Board of Directors was faced with a hostile take-over attempt, that classified Board of Directors had time to seek alternative purchasers of the Company, which resulted in it negotiating a 30% increase in the price paid by an alternative purchaser over the hostile party’s original per share offer. Moreover, a potential acquirer can always make a tender offer to the stockholders of a company which has a classified board of directors.
Accountability to Stockholders – The Board of Directors of the Company disagrees with the argument advanced by the shareholder that a classified board of directors makes directors less accountable to stockholders. The fiduciary duties of directors elected to three-year terms are identical to those of directors elected annually, and the Company’s Directors believe that they are no less attentive to stockholder concerns as a result of having been elected to three-year terms. In addition, since one-third of the Directors stand for election each year, stockholders have the opportunity on an annual basis to express dissatisfaction with the Board of Directors or management by conducting a proxy contest to replace, or withholding votes from, the Directors up for election that year. Further, there is not a history of the Company’s stockholders voting against or withholding votes for Director nominees. In fact, at the Company’s annual stockholders meetings for the 2002–2006 time period, affirmative votes for Directors standing for election were overwhelmingly in support of the Director nominees, averaging over 97% of the votes cast by the stockholders. The Company believes that a classified board is consistent with good corporate governance and notes that a very substantial number of public companies have classified boards.
Process for Declassifying the Company’s Board of Directors
Approval of Proposal III requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal. Because approval of the shareholder’s proposal is only a recommendation, it would not, by itself, declassify the Company’s Board of Directors. The proposal requests that the Board take the necessary steps to declassify. Under Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation, declassification could only occur through an amendment to the Restated Certificate of Incorporation approved by the affirmative vote of holders of not less than 66⅔% of the Company’s outstanding shares of common stock.
Board Recommendation
For the reasons set forth above, the Board of Directors urges the Company’s stockholders to vote AGAINST Proposal III. Proxies solicited by the Company’s Board of Directors will be voted against adoption of Proposal III unless the stockholder specifies otherwise on its proxy.
Other Matters
The Board does not know of any matters that will be presented for action at the 2007 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 2007 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

Cost of Solicitation
Proxies may be solicited by Directors, officers or employees of the Company or its subsidiaries in person, by telephone, telegram or other means. However, no payment will be made to any of them for their solicitation activities. The standard charges and expenses of banks, brokerage houses, other institutions, nominees and fiduciaries for preparing, assembling and forwarding proxy materials to and obtaining proxies from beneficial owners of shares held by record will be borne by the Company. The Company has also made arrangements with the Altman Group, Inc. to assist in soliciting proxies and has agreed to pay the Altman Group $6,500 plus reasonable expenses estimated at approximately $5,000.
Stockholder Communication with the Board
Arkansas Best Corporation stockholders may communicate with its Board of Directors, or any individual member of the Board, by sending the communication as follows:
Board of Directors (or Individual Member’s Name)
c/o Corporate Secretary
P.O. Box 10048
Fort Smith, AR 72917-0048
Communications addressed to the Board will be sent to the Chairman of the Board of Directors.
All communications to the Board, or an individual member, will be opened and reviewed by the Corporate Secretary prior to forwarding to the Board or individual member of the Board. This review will facilitate a timely review of any matters contained in the communication if, for any reason, the Board member is unavailable to timely review the communication.
Procedure for Submitting Stockholder Proposals for
2008 Annual Meeting
Pursuant to SEC Rule 14a-8, stockholder proposals submitted for next year’s proxy statement must be received by the Company no later than the close of business on November 14, 2007 to be considered. Proposals should be addressed to the Corporate Secretary, Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048. In order to prevent controversy about the date of receipt of a proposal, the Company strongly recommends that any stockholder wishing to present a proposal submit the proposal by certified mail, return receipt requested.
Any stockholder entitled to vote at the 2008 Annual Meeting and intending to introduce at the 2008 Annual Meeting any business (aside from a stockholder proposal under SEC Rule 14a-8) must submit a written notice to the Company. Such notice must be received by the Corporate Secretary of the Company at the address above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Such notices introducing business must set forth as to each matter the stockholder proposes to bring before the Annual Meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the Company which are owned beneficially and of record by such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made.

General Matters
Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K filed with the SEC (including financial statements and schedules thereto) for the fiscal year ended December 31, 2006, without charge. Written requests should be directed to: David Humphrey, Director–Investor Relations, Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048.
The Company has adopted a Code of Conduct that applies to all of its Directors, officers (including its chief executive officer, chief financial officer, controller and any person performing similar functions) and employees. The Company has made the Code of Conduct available in the Corporate Governance Section of its Web site at arkbest.com.
Certain stockholders sharing an address may have received only one copy of this Proxy Statement and Annual Report. The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which only a single copy of such documents was delivered. Separate copies may be requested by contacting your broker, bank or other holder of record or by contacting the Company at the following address or phone number:
Arkansas Best Corporation
Attention: Director–Investor Relations
P.O. Box 10048
Fort Smith, AR 72917-0048
479-785-6000
If you want to receive separate copies of the Company’s annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you can make these requests through the following sources:
Stockholders of record should contact the Company’s transfer agent, LaSalle Bank N.A. Such requests may be made in writing to LaSalle Bank N.A., Corporate Trust Shareholder Services, P.O. Box 3319, South Hackensack, NJ 07606-1919, by phone at 888-606-3971 or by email through LaSalle Bank’s Web site, lasalleshareholderservices.com.
Stockholders who are beneficial owners should contact their bank, broker or other nominee record holder or ADP Investor Communication Services in writing at ADP Investor Communication Services, Attention: Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by phone at 800-542-1061.
Please sign, date and return your proxy card/ballot promptly.

Fort Smith, Arkansas	RICHARD F. COOPER
Date: March 14, 2007	Secretary

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS I AND II AND	Mark Here for	☐
“AGAINST” PROPOSAL III. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Address Change
or Comments
PLEASE SEE REVERSE SIDE

The Board of Directors							The Board of Directors recommends
recommends a vote “FOR”	FOR	WITHHELD					a vote “AGAINST” Proposal III.
Proposals I and II.		FOR ALL		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

I. Election of	☐	☐	II. To ratify the appointment of	☐	☐	☐	III. Shareholder Proposal relating	☐	☐	☐
Class III Directors:			Ernst & Young LLP as the				to the declassification of the
			Company’s independent				Board of Directors
Nominees:			registered public accounting
01 John W. Alden			firm for the year ending
02 Frank Edelstein			December 31, 2007
03 Robert A. Young III

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Signature	Signature	Date

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHERE APPLICABLE, INDICATE OFFICIAL POSITION OR REPRESENTATIVE CAPACITY.

▲ FOLD AND DETACH HERE ▲
YOUR VOTE IS IMPORTANT!
PLEASE MARK, SIGN, DATE AND MAIL THE ABOVE PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE.

PROXY/BALLOT	PROXY/BALLOT
ARKANSAS BEST CORPORATION
Proxy Solicited by the Board of Directors of Arkansas Best Corporation for the
Annual Meeting of Stockholders — to be held on April 24, 2007
     Each of Judy R. McReynolds and J. Lavon Morton, with the power of substitution and revocation, is hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Arkansas Best Corporation to be held at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, at 8:00 a.m. CDT on Tuesday, April 24, 2007, and at any adjournments or postponements of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.
      You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR Proposals I and II and AGAINST Proposal III. The proxies cannot vote your shares unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof.

  Any Proxy, when properly granted, will be voted in the manner directed and will authorize the proxies to take any action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲